DILIGENT BOARDBOOKS THE GLOBAL LEADER IN BOARD PORTALS ANNUAL REPORT 2013 Exhibit 99.1

DILIGENT BOARD MEMBER SERVICES, INC. On August 5, 2013 in the U.S., Diligent Board Member Services, Inc. (“we,” “us,” “our,” “Diligent” or the “Company”) announced that our historical financial statements for the fiscal years ended December 31, 2012, 2011 and 2010, and our interim financial statements for the fiscal quarter ended March 31, 2013, would be restated due to errors discovered in our revenue recognition review, and that our financial statements previously filed with the U.S. Securities and Exchange Commission (the “SEC”) for such periods, including interim periods within such fiscal years, should no longer be relied upon. In addition, on January 28, 2014 in the U.S., we determined that due to an additional error in our historical financial statements relating to the accounting treatment of a note receivable from our predecessor entity, our historical financial statements previously filed with the SEC for the fiscal years ended December 31, 2009, 2008 and 2007, including interim periods within such fiscal years, should no longer be relied upon. The fiscal years and interim periods affected by such announcements are referred to as the “Affected Periods.” On April 7, 2014, we filed with the SEC Amendment No. 2 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 (the “2012 10-K Amendment”) and Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2013 (the “10-Q Amendment”). The 2012 10-K Amendment and the 10-Q Amendment contain restated financial information for the fiscal years ended December 31, 2012 and 2011, the quarterly periods within such fiscal years and the quarterly period ended March 31, 2013. Other than the 2012 10-K Amendment and the 10-Q Amendment, we have not filed amendments to (i) our Quarterly Reports on Form 10-Q previously filed with the SEC for the interim periods in the Affected Periods, or (ii) our Annual Reports on Form 10-K previously filed with the SEC for the fiscal years included in the Affected Periods (collectively, the “Affected Reports”). Accordingly, investors should rely only on the financial information and other disclosures regarding the Affected Periods in the 2012 10-K Amendment and the 10-Q Amendment, and not on the Affected Reports or any reports, sales update press releases, or similar communications relating to the Affected Periods provided prior to February 28, 2014. Management evaluated the effectiveness of our disclosure controls and procedures and our internal control over financial reporting as of December 31, 2013 and determined that our disclosure controls and procedures were ineffective and our internal control over financial reporting was subject to multiple material weaknesses as of such date. These material weaknesses also existed as of December 31, 2012 and were previously reported in our 2012 10-K Amendment, together with our remediation plan. We continue to evaluate the sufficiency of our planned remedial measures and to dedicate substantial resources to our remediation efforts. The disclosed material weaknesses cannot be considered fully remediated until the applicable controls are implemented, operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. For a description of the material weaknesses in our internal control over financial reporting and the status of our plan to remediate those material weaknesses, see the “Controls and Procedures” section of this Annual Report. Explanatory note This document contains forward-looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “intend,” as well as similar comments, are forward-looking in nature. There are numerous risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this Annual Report. Such risks and uncertainties may give rise to future claims and increase our exposure to contingent liabilities. These risks and uncertainties arise from the following issues (among other factors): • We have had to restate our historical financial statements and as a result have not been able to timely file periodic reports with the New Zealand Stock Exchange (the “NZSX”) or the SEC; • As of December 31, 2013 we identified material weaknesses in our internal control over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal control over financial reporting and our disclosure controls, which otherwise may impede our ability to produce timely and accurate financial statements and periodic reports; • Our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and U.S. regulatory obligations; • We face the risk of litigation or governmental investigations or proceedings relating to the restatement or the matters covered by the Special Committee investigation; • Certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights; • We are subject to the NZSX Listing Rules and compliance with securities and financial reporting laws and regulations in the U.S. and New Zealand and face higher costs and compliance risks than a typical U.S. public company due to the need to comply with these dual regulatory regimes; • If our security measures are breached and unauthorized access is obtained to a client’s data or our data or our IT systems, our services may be perceived as not being secure, clients may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities; • Our business is highly competitive and we face the risk of declining customer renewals or upgrades; • If we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boardbooks offering, or keep pace with technological changes that impact the use of our product offerings, we may lose existing customers or fail to attract new customers; and • We may fail to manage our growth effectively. These risks are described throughout this Annual Report, which you should read carefully. In particular, we refer you to read the “Risk Factors” section for an extended discussion of the risks confronting our business. The forward-looking statements in this Annual Report should be considered in the context of these risk factors. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by U.S. federal securities laws or the NZSX Listing Rules. Forward-looking statements

ANNUAL REPORT 2013 1 Table of contents: CHAIRMAN’S AND CEO’S REPORT 2 DILIGENT OVERVIEW 4 DIRECTOR PROFILES 18 FINANCIAL STATEMENTS - REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 21 - CONSOLIDATED BALANCE SHEETS 22 - CONSOLIDATED STATEMENTS OF OPERATIONS 23 - CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME 24 - CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY 25 - CONSOLIDATED STATEMENTS OF CASH FLOWS 26 - NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 27 CORPORATE GOVERNANCE 70 STATUTORY INFORMATION 81 MARKET AND SHAREHOLDER INFORMATION 86 DIRECTORY 90 Please Note: The Financial Statements presented in this annual report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). All amounts in this annual report are in US$ unless otherwise stated.

DILIGENT BOARD MEMBER SERVICES, INC. 2 Chairman’s and CEO’s report COMMENTARY FROM THE CHAIRMAN AND THE CEO Fellow Shareholders, Diligent Board Member Services, Inc. (“Diligent” or the “Company”) made significant progress across a number of fronts in fiscal year 2013. The Company continued to expand operationally as, compared to fiscal year 2012, total revenues grew 66% to $64.8 million, the net number of subscription agreements increased by 36% to 2,450, the number of boards served by Diligent expanded by 33% to 3,405, and the number of Diligent Boardbooks users increased 40%, from 52,000 users to over 72,600 users. The Company’s customer retention rate, which is a driver of long term value and which we use internally to measure customer adoption of, and satisfaction with, the Diligent Boardbooks product, remained over 97% throughout 2013. A notable highlight of 2013, Diligent was recognized at the 11th Annual American Business Awards with a Gold Stevie® Award in the “Customer Service Team of the Year” category and a Bronze Stevie® Award in the “Customer Service Department of the Year” category. This recognition is a testament to the Company’s commitment to providing world-class customer service by each and every member of the Diligent team. We believe that the premium customer service and support that Diligent provides to its users is a critical point of differentiation from our competitors and a crucial element of the Company’s success. Diligent’s commitment to product innovation continued throughout the year as the Company devoted significant resources to improve its product offering for existing users and to drive new client adoption in different regions and industries. During fiscal year 2013, the Research and Development team increased by fourteen employees, which included Software Developers, Business Analysts and QA professionals. The Company intends to add additional resources in this area in 2014 to support its product development initiatives. As evidence of Diligent’s 2013 product development efforts, the Company made four major releases to the iPad app during the year and in doing so, added features and behind-the-scene improvements, which further enhanced the user experience. Subsequent to year end 2013, in March of 2014 the Company incorporated the use of new technology and released the Diligent Boardbooks app for Windows 8.1, which enables users to access the Diligent Boardbooks app on any device running Windows 8.1. These new devices could include new generation touch screen computers, laptops, windows tablets and tablets produced by other manufacturers. While it is still early days, we see a major market opportunity ahead for Microsoft’s latest Windows operating system with the combination of Windows 8.1 tablets and business apps driving user adoption. Also as part of its growth strategy in fiscal year 2013, Diligent continued to focus on geographic expansion. In North America, new sales growth slowed from the previous year, however, we believe there remains a significant long-term opportunity in North America, particularly in the small and medium-sized business sector. Sales in Europe, Middle East and Africa (“EMEA”) continued to build momentum with some regions adopting digital board portals faster than others. We believe the addition of a new Data Center in Germany will make the Diligent Boardbooks product more attractive for potential clients based in the UK and throughout Europe. The Asia/Pacific region demonstrated strong sales growth, although this largely reflects the continued success of the Company’s efforts in Australasia. While Diligent has increased its sales and marketing focus in Asia, acceptance and adoption of Diligent’s board portal solutions in this region have remained somewhat challenging.

ANNUAL REPORT 2013 3 Chairman’s and CEO’s report cont’d As part of its efforts to remediate historical errors, the Company in August 2013 announced that it would restate its financial statements for the years ended December 31, 2010, 2011 and 2012 and the quarter ended March 31, 2013. After spending considerable time and resources on the restatement process, on April 7, 2014, Diligent filed the amended Annual Report on Form 10-K for 2012 and the Amended Quarterly Report on Form 10-Q for 1Q13 with the U.S. Securities and Exchange Commission (“SEC”). By filing these amended reports with the SEC, the Company completed the restatement process. With this New Zealand 2013 Annual Report, Diligent has become current with its New Zealand filing requirements. The Company is working to complete its Quarterly Reports on Form 10-Q for 2Q13 and 3Q13 and its Annual Report on Form 10-K for 2013 in order to become current with its US SEC filing requirements. While the restatement process has been challenging for all of those involved, it is a credit to the Diligent team that despite these distractions, the Company continued to grow and succeed globally in 2013. While more work remains ahead, Diligent has made many changes that we expect will strengthen the foundations of the Company and improve the infrastructure for the future. I would like to thank our shareholders for their patience during this period in which we, as a company, were unable to provide complete financial information and commentary to the market. These limiting circumstances were indeed frustrating for all concerned. Looking forward to 2014 and beyond, Diligent remains committed to driving continued innovation and enhancing the services that it provides to its clients. The Company intends to increase its investments in research and development to further support increased product development, and also intends to further invest in its geographic expansion efforts. Finally, as part of the effort to drive expansion of its products, the Company will focus additional resources on sales and marketing globally to extend its brand. We look forward to reporting on our progress over the coming year and welcome the opportunity to engage with our shareholders on the investor call following the filing of the Company’s Quarterly Report on Form 10-Q for the First Quarter of 2014, and also at the Annual General Meeting in the coming months. Best Regards, DAVID LIPTAK ALESSANDRO SODI Chairman Chief Executive Officer Diligent Board Member Services, Inc. Diligent Board Member Services, Inc.

DILIGENT BOARD MEMBER SERVICES, INC. 4 Diligent overview The Company develops and makes available an online software application called Diligent Boardbooks® , a web-based portal that board members, management and administrative staff use to compile, update, review and archive board materials before, during and after board meetings. The Company provides clients with subscription-based access to its software and also provides associated services including securely hosting the clients’ data and customer service and support for the application. The Company uses the Software-as-a-Service (“SaaS”) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, the Company offers annual renewable subscriptions for customer access to its Diligent Boardbooks product which is hosted on the Company’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup. The SaaS model allows the Company to differentiate itself through technological innovation and customer service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows clients to retain control over access to the application while outsourcing to the Company the support activities, such as managing the IT infrastructure and maintaining the software. The Company’s SaaS model addresses several difficulties found in the traditional software model and offers the following critical advantages for our company: • Highly scalable operations. Because our clients’ boards do not ordinarily meet on a daily or monthly basis, our system has the capability to support many more boards without absorbing increased costs associated with customer growth. • Better revenue visibility. By offering renewable annual subscriptions instead of one-time perpetual licenses, the Company has much better revenue foresight. This high revenue visibility allows the Company to undertake much better planning and budgeting, with significant advantages for corporate strategy and profitability. • Lower cost of development. The Company has developed one application that is cost-effectively shared across thousands of end users. This is considerably less expensive than developing all the permutations (databases, operating systems, etc.) needed by customers who want to run the software on their own premises. These economies allow the Company to spend resources on developing increased functionalities for its Diligent Boardbooks application instead of on creating multiple versions of the same code. • Longer corporate life. The SaaS model has a long tail of recurring revenue that reduces investment risk, simplifies corporate planning and leads to extended corporate life. • Better expense visibility. Because revenue is more predictable, the Company is able to better plan expenses. We began developing components of the Diligent Boardbooks system starting in 1998, culminating in the roll-out of an international sales force in 2007. On December 12, 2007 we completed a public share offering of 24,000,000 shares of our common stock in conjunction with a listing of our stock on the New Zealand Stock Exchange under the symbol “DIL.” As a result, the Company is subject to the regulation and reporting requirements imposed by the New Zealand Stock Exchange. While our common stock trades on a periodic basis on the over-the counter bulletin board (“OTCBB”), there is no established public trading market for our common stock in the United States. However, because the Company is a U.S. company incorporated in Delaware

ANNUAL REPORT 2013 5 Diligent overview cont’d with over 500 shareholders, it is also treated as a public company in the U.S. subject to the reporting and regulatory requirements of the SEC and the Securities Exchange Act of 1934. We are subject to the Listing Rules of the New Zealand Stock Exchange, New Zealand securities and financial reporting laws and United States securities laws and regulations applicable to a U.S. public company not listed on a U.S. national securities exchange. Our need to comply with both New Zealand and U.S. regulatory regimes increases the focus we must place on compliance as well as the cost of compliance. Critical Accounting Policies and Estimates Diligent is permitted under the Financial Reporting Act (Diligent Board Member Services, Inc.) Exemption Notice 2014 and Securities Act (Diligent Board Member Services, Inc.) Exemption Notice 2014, to prepare financial statements under U.S GAAP and have them audited by an auditor not registered under the Auditor Regulation Act 2011 (NZ), being Deloitte & Touche LLP. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). This is consistent with the requirements of the Financial Reporting Act of 1993. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income taxes, including the realization of deferred tax assets and uncertain tax positions, and the useful lives of tangible and intangible assets. Management bases its estimates and judgments on historical experience, known trends or events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We define our “critical accounting policies” as those that require us to make subjective estimates about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations or that concern the specific manner in which we apply GAAP. Our estimates are based upon assumptions and judgments about matters that are highly uncertain at the time the accounting estimate is made and applied and require us to assess a range of potential outcomes. We believe the following critical accounting policies to be those most important to the portrayal of our financial condition and those that require the most subjective judgment. Revenue Recognition The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally one year in length. Its arrangements do not include a general right of return and automatically renew unless the Company is notified 30 days prior to the expiration of the subscription term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers.

DILIGENT BOARD MEMBER SERVICES, INC. 6 Diligent overview cont’d Revenue recognition commences when all of the following conditions are met: • There is persuasive evidence of the arrangement; • The service has been made available to the customer; • The fee is fixed or determinable; and • The collectability of the fees is reasonably assured. In October 2009, the Financial Accounting Standards Board, or FASB, ratified authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables effective for fiscal periods beginning on or after June 15, 2010. The guidance affects the determination of separate units of accounting in arrangements with multiple deliverables. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly it accounts for its arrangements as a single unit of accounting. Revenue from our subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to the Diligent Boardbooks product. Revenue is recorded ratably through the end of the subscription term, which is generally twelve months from the date of the contract. Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropriate factors to be considered in estimating expected customer life and specifically focused on its customer renewal rate. The Company’s customer contracts contain a standard “autorenew” feature which provides for one-year renewals unless either party provides written notice of termination. In addition, the Company’s renewal history with its customers has been and remains at very high rates. As a result, the Company believes that its customers will renew numerous times during their tenure with the Company and consequently have a very low annual attrition rate. After considering these factors, the Company determined that a nine year estimated customer life was appropriate. Deferred Revenue – Deferred revenue represents installation and subscription fees for which cash has been received but for which we have not yet delivered our services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in our consolidated balance sheet do not include amounts receivable (either billed or unbilled) for executed subscription agreements for which we have not yet received payment. Accordingly, the deferred revenue balance does not represent the total contract value of annual, non-cancelable subscription agreements. Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expected to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue. The Company also discloses gross deferred revenue which consists of deferred revenue and installation and subscription fees which have been billed to the customer pursuant to an executed subscription agreement but for which payment has not yet been received and the criteria for the recognition of revenue has not yet been met. As a result of our subscriptionbased model and historically high renewal rates, at the end of any period, we generally have subscription contracts in

ANNUAL REPORT 2013 7 Diligent overview cont’d place for a high percentage of our total revenues for the next 12 months and therefore we believe it is useful to the users of our consolidated financial statements to disclose gross deferred revenues. Accounts Receivable – The Company generally invoices its customers on an annual or quarterly basis. Accounts receivable represents amounts due from our customers for which revenue has been recognized. A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on age of the receivable, history of payments and other relevant information. At each of December 31, 2013 and 2012, the Company has recorded a provision for doubtful accounts of $100 thousand. The Company also discloses gross accounts receivable which consists of all billings to customers for installation and subscription fees. The reconciliation of gross accounts receivable and deferred revenue to net accounts receivable and deferred revenue at December 31, 2013, is as follows: Gross Adjustment(1) Net (in thousands) Accounts receivable, net $ 16,443 $ (14,693) $ 1,750 Deferred revenue - current $ 42,121 $ (14,693) $ 27,428 Deferred revenue - less current portion $ 10,471 $ - $ 10,471 Total deferred revenue $ 52,592 $ (14,693) $ 37,899 The reconciliation of gross accounts receivable and deferred revenue to net accounts receivable and deferred revenue at December 31, 2012, is as follows: Gross Adjustment(1) Net (in thousands) Accounts receivable, net $ 12,299 $ (10,757) $ 1,542 Deferred revenue - current $ 27,729 $ (10,757) $ 16,972 Deferred revenue - less current portion $ 6,964 $ - $ 6,964 Total deferred revenue $ 34,693 $ (10,757) $ 23,936 (1) Represents installation and subscription fees which have been billed to customers but for which payment has not been received and the criteria for revenue recognition has not been met. Cost of Revenues and Operating Expenses Cost of Revenues (exclusive of depreciation and amortization). Cost of revenues consists of direct expenses related to account management, customer support and IT services. We do not allocate depreciation, amortization or indirect overhead to cost of revenues. Selling and Marketing. Selling and marketing expenses are comprised of sales commissions, salaries for sales and marketing employees, and direct advertising expenses, including mailings and travel. We do not allocate indirect overhead to selling and marketing. General and Administrative. General and administrative expenses consist of compensation and related expenses for executive, finance, accounting, administrative and legal, personnel, professional fees, other corporate expenses and costs such as office space and utilities.

DILIGENT BOARD MEMBER SERVICES, INC. 8 Diligent overview cont’d Research and Development. Research and development expenses are incurred as we upgrade and maintain our software, and develop product enhancements. Such expenses include compensation and employee benefits of engineering and testing personnel, materials, travel and direct costs associated with the design and required testing of our product line. We do not allocate indirect overhead to research and development. Direct development costs related to software enhancements that add functionality are permitted to be capitalized and amortized over their useful lives, however we have not historically maintained sufficient detail records of our development efforts to be able to capitalize such costs. Investigations and Restatement. The Company’s Board of Directors authorized and empowered a Special Committee of independent directors to conduct a review of the Company’s past stock issuances and stock option grants to determine if they were in accordance with the relevant incentive plans. Included in investigations and restatement are the expenses relating to the Special Committee investigation, including professional fees incurred for legal, accounting and compensation consultants and compensation to be paid to Special Committee members. Investigation and restatement costs also include the costs of our Audit Committee’s investigation of the accounting errors that gave rise to the need to restate the Company’s financial statements and the costs related to the restatement of our financial statements and re-audits of the years ended December 31, 2012, 2011, and 2010 which are comprised of legal, accounting and consulting fees. Share-Based Compensation. Share-based compensation consists of stock, stock options and other share-based compensation awards issued to employees and contractors for services rendered. The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and performance stock units is estimated using the market price of the Company’s common stock at the date of the grant and we recognize compensation expense for the portion of the award that is expected to vest. The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee. Results of Operations for the Years Ended December 31, 2013 and 2012 (in thousands): The growth in total revenues of 66% for the year ended December 31, 2013 when compared with 2012 is primarily the result of an increase in new subscription agreements, as well as our client retention rate of 97%. The Company has continued to add subscription agreements each quarter since inception. At December 31, 2013, the total number of client agreements (net of cancellations) was 2,450, compared with 1,808 at December 31, 2012. A net of 642 new subscription agreements were added during 2013, compared with 782 added in 2012, representing a decrease of 18% in the rate of growth in new subscription agreements. The rate of growth in new sales decreased in both the Americas and Asia/Pacific regions and increased in EMEA (Europe, Middle East and Africa). Additionally, upgrades from existing customers in 2013, which represents the increase during the year in the value of existing agreements due primarily to additional users being added to the agreement, increased 4% over 2012. Year ended December 31, 2013 2012 Increase/(Decrease) % Change REVENUES $ 64,757 $ 39,127 $ 25,630 66%

ANNUAL REPORT 2013 9 Diligent overview cont’d The Company recognizes subscription fees ratably over the contract period, which is generally twelve months. Accordingly, we expect that the growth in subscription agreements will be reflected by increases in revenues over the next twelve months. Cost of Revenues and Operating Expenses Cost of revenues is comprised of account management, customer support and information technology services. The increase in costs of revenues is predominantly due to the increase in headcount to service the Company’s larger client base. Worldwide, employee salaries and incentive pay increased by $2.7 million, consisting of $1.4 million in account management, $0.4 million in customer support and $0.9 million in IT services. Hosting costs increased by $0.8 million due to the increase in capacity of our existing centers. These increases were offset by a decrease due to the transfer of MIS related costs to general and administrative expenses of $0.3 million. Included within these increases are higher costs in the U.K. of $0.3 million as a result of the increase in European account management, customer support and information technology services staff. We would expect to see additional cost increases in the future as a result of the opening of our German data center. Cost of revenues increased at a lower rate than revenues, resulting in an increase in the gross profit margin to 80% for the year ended 2013, compared with 76% for the year ended 2012. Selling and marketing expenses consist of $5.6 million of selling expenses and $4.0 million of marketing expense. The net increase is comprised of a decrease in selling expenses of $1.7 million, offset by an increase in marketing expenses of $2.6 million. The decrease in selling expenses is primarily a result of a decrease in U.S. sales commissions, as our new sales in the U.S. have declined. The increase in marketing expenses of $2.6 million consists of $1.7 million in the U.S. and $0.8 million in the U.K. and $0.1 million in Australia. The Company has significantly increased its marketing initiatives in both the U.S. and the U.K. The Company does not have a sales office in New Zealand. Year ended December 31, 2013 2012 Increase/(Decrease) % Change COST OF REVENUES (excluding depreciation and amortization) $ 12,959 $ 9,535 $ 3,424 36% % OF REVENUES 20% 24% Year ended December 31, 2013 2012 Increase/(Decrease) % Change SELLING AND MARKETING $ 9,617 $ 8,657 $ 960 11% % OF REVENUES 15% 22% Year ended December 31, % Change Increase/(Decrease) 2012 2013 110% $ 10,544 $ 9,593 $ 20,137 GENERAL AND ADMINISTRATIVE 25% 31% % OF REVENUES

DILIGENT BOARD MEMBER SERVICES, INC. 10 Diligent overview cont’d The increase in general and administrative expenses of $10.5 million is comprised of increases of $10.1 million in the U.S., $0.3 million in the U.K., $0.2 million in New Zealand and a decline of $0.1 million in Australia. The U.S. increase consists of $1.3 million relating to salaries for the Company’s executive officers and employees offset by a decrease of $0.6 million in executive bonuses. Other increases include: $2.3 million in professional fees resulting from increased compliance costs as a result of remediation measures taken to correct certain inadvertent regulatory non-compliance; $2.2 million for the performance cash awards for the CEO (see Note 14 to the consolidated financial statements); Management Information Systems (MIS) expenses of $0.2 million; share-based compensation of $1.0 million; Directors fees and expenses of $0.5 million, due to the expansion of the Board of Directors; Occupancy and related costs of $0.9 million; Recruiting fees of $0.3 million; Costs associated with an Enterprise Resource Planning (ERP) implementation of $1.4 million; Insurance costs of $0.1 million and an accrual for sales tax exposure of $0.3 million. The increase in the U.K. is due to the expansion of the Company’s European operations, and consists principally of an increase in employee costs, including salaries and bonuses and additional support staff. The decrease in Australia is due to a reduction in salaries and the New Zealand increase is a result of an increase in salaries and recruiting expenses. We anticipate that the cost of remedial measures to improve our internal controls and compliance with applicable regulatory requirements, the costs associated with the ERP implementation, and the cost of the modification of the incentive compensation package for the Company’s CEO, as discussed further in Note 14 of the consolidated financial statements, will continue through 2014. The increase in research and development expenses is primarily due to increased staffing in the Company’s New Zealand subsidiary for product upgrades and enhancements. The Company maintains a small research and development department at its New York headquarters, which also had an increase in headcount. Worldwide, R&D labor costs increased $1.6 million, while the remaining increase is due to the employment of outside consultants for $0.4 million, $0.1 million for travel and $0.1 million in recruiting costs. During 2014, the Company expects to further increase its investment in research and development to further support increased product development. The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software. During 2013 and 2012, the Company made capital expenditures of $3.3 million and $3.7 million, respectively. Year ended December 31, 2013 2012 Increase/(Decrease) % Change RESEARCH AND DEVELOPMENT $ 4,497 $ 2,276 $ 2,221 98% % OF REVENUES 7% 6% Year ended December 31, % Change Increase/(Decrease) 2012 2013 3% 3% % OF REVENUES DEPRECIATION AND AMORTIZATION $ 1,645 $ 1,187 $ 458 39%

ANNUAL REPORT 2013 11 Diligent overview cont’d The Company’s Board of Directors authorized and empowered a Special Committee of independent directors to conduct a review of the Company’s past stock issuances and stock option grants to determine if they were in accordance with the relevant incentive plans. As a result of the review, the Special Committee identified a number of instances of inadvertent non-compliance with applicable regulations, and determined that certain executive’s options were inadvertently issued in excess of applicable plan caps. As of December 31, 2013, the Company incurred costs of $2.3 million related to the Special Committee investigation and costs of $3.3 million related to the restatement of our historical financial statements, re-audits of the years ended December 31, 2012, 2011 and 2010 and the related Audit Committee investigation. Included in investigations and restatement are professional fees incurred for legal, accounting and compensation consultants and compensation paid to Special Committee members. Costs incurred during the year ended December 31, 2012 were fees and expenses for legal counsel related to the Special Committee and estimated NZX penalties. Interest income, net, includes interest income on the note receivable from our predecessor and interest on the Company’s cash and cash equivalents and short-term investments which are interest-bearing, offset by interest expense on capital lease obligations. The decrease in net interest income is attributable to a decrease in interest income on the note receivable, which was repaid at the end of August 2012 and increased interest expense related to capital leases. This decrease more than exceeded the increase in interest earned on the Company’s cash held in interest-bearing accounts and short-term investments. The Company’s U.S. and foreign operations have transactions with customers and suppliers denominated in currencies other than their functional currencies, and the U.S. parent company has transactions with its foreign subsidiaries in the subsidiaries’ functional currencies which create foreign currency intercompany receivables and payables. Additionally, the U.S. parent company maintains a portion of its cash balances in foreign currencies, primarily the Canadian dollar, the New Zealand dollar, the British Pound and the Australian dollar. Foreign exchange transaction gains and losses arise on the settlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period. The net gain or loss is an accumulation of the effects of the foregoing transactions. The large decrease in 2013 is due to the Year ended December 31, % Change Increase/(Decrease) 2012 2013 1% 9% % OF REVENUES Year ended December 31, % Change Increase/(Decrease) 2012 2013 (194%) $ (188) $ 97 $ (91) INTEREST INCOME, NET 0.2% -0.1% % OF REVENUES Year ended December 31, % Change Increase/(Decrease) 2012 2013 N/A $ (252) $ 16 $ (236) FOREIGN EXCHANGE GAIN/(LOSS) 0.0% -0.4% % OF REVENUES INVESTIGATIONS AND RESTATEMENT $ 5,571 $ 263 $ 5,308 N/A

DILIGENT BOARD MEMBER SERVICES, INC. 12 Diligent overview cont’d strengthening of the U.S. dollar against the British Pound (GBP) which caused losses on the settlement of intercompany receivables and on cash held in GBP. Income tax expense increased significantly as the Company’s profits have increased and we are subject to tax in multiple jurisdictions. The Company had a net income tax benefit in 2012 as a result of the release of the valuation allowance against the Company’s U.S. net deferred tax assets of $4.9 million in the third quarter of 2012. Due to a history of tax losses, resulting in a cumulative loss position, the Company had recorded a full valuation allowance against all of its U.S. net deferred tax assets at December 31, 2011. In the third quarter of 2012, management determined that the Company was no longer in a cumulative loss position and it was more likely than not that the Company’s net deferred tax assets would be realized through future taxable income. Accordingly, the Company released the valuation allowance previously provided. This resulted in a deferred tax benefit for the year which exceeded the current tax provision, resulting in a net tax benefit for the year of $2.9 million. The Company’s U.S. tax rate in 2013 was lower than the statutory rate due to lower tax rates in foreign jurisdictions, the inclusion in the U.S. tax return of the losses of our Singapore subsidiary which is a disregarded entity for tax purposes, and the availability of research and development credits in the U.S. The tax rate in 2012 was lower than the statutory rate primarily due to the utilization in 2012 of $5.3 million of net operating loss carryforwards against which the Company had previously provided a valuation allowance, and due to the inclusion in the U.S. tax return of the losses of our Singapore subsidiary which is a disregarded entity for tax purposes. During the second quarter of 2012, the Company completed its Section 382 study and determined that, due to changes in stock ownership in prior years, some of its net operating loss carryforwards were subject to limitation. Beginning in 2013, the Company has an annual limitation of $350 thousand of the amount of net operating loss carryforwards which may be utilized pursuant to Section 382 of the U.S. Internal Revenue Code, which imposes an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income when a corporation has undergone a significant change in ownership. Results of Operations for the Years Ended December 31, 2012 and 2011 (in thousands): The growth in total revenues of 151% for the year ended December 31, 2012 when compared with 2011 is primarily the result of the increase in new subscription agreements, as well as our client retention rate of 97%. The Company has continued to add subscription agreements each quarter since inception. At December 31, 2012, the total number of client agreements (net of cancellations) was 1,808, compared with 1,026 at December 31, 2011. A net of 782 new subscription agreements were added during 2012, compared with 570 in 2011, an increase of 37%. Sales increased in all of our major regions, with particularly strong growth in Europe and Australia. Additionally, upgrades from existing customers in 2012, Year ended December 31, 2012 2011 Increase/(Decrease) % Change REVENUES $ 39,127 $ 15,584 $ 23,543 151% Increase (Decrease) 2012 2013 $ 6,668 $ (2,924) $ 3,744 INCOME TAX (BENEFIT) EXPENSE -37.8% 37.4% EFFECTIVE TAX RATE Year ended December 31,

ANNUAL REPORT 2013 13 Diligent overview cont’d which represents the increase during the year in the value of existing agreements due primarily to additional users being added to the agreement, increased 213% over 2011. The Company recognizes subscription fees ratably over the contract period, which is generally twelve months. Accordingly, the full impact of the growth in subscription agreements will be recognized over the next twelve months. Cost of Revenues and Operating Expenses Cost of revenues is comprised of account management, customer support and information technology hosting services. The increase in costs of revenues is predominantly due to the increase in headcount to service the Company’s larger client base. Worldwide, employee salaries and incentive pay increased by $3.4 million, consisting of $2.0 million in account management, $0.7 million in customer support and $0.7 million in IT services. Hosting costs increased by $0.8 million due to the opening of an additional hosting center and the increase in capacity at our existing centers. The remainder of the increase consists of higher costs in bandwidth and phone support ($0.2 million), travel ($0.1 million), and other expenses related to supporting our larger client base. Included within these increases are higher customer service and account management costs in the U.K. ($0.8 million), Australia ($0.6 million) and New Zealand ($0.4 million) as a result of the increase in European account management, customer support and IT services staff, the commencement of operations in Australia in 2012 and the addition of customer support staff in New Zealand. Cost of revenues increased at a lower rate than revenues, resulting in an increase in the gross profit margin to 76% for the year ended December 31, 2012, compared with 69% for 2011. Selling and marketing expenses increased by 68% in 2012 when compared with 2011 primarily as a result of an increase in salaries and commissions for the Company’s worldwide sales force, the addition of staff in the U.K., and the commencement of operations in Australia. Selling expenses increased by $3.0 million worldwide, with salaries and commissions accounting for $2.8 million of the increase. The remainder of the increase is from recruiting, travel and other selling-related expenses. The Company’s U.S. sales force is the largest and accounted for $1.5 million of the increase in salaries and commissions, with the remainder coming from the U.K. ($0.8 million), Australia ($0.3 million) and Singapore ($0.2 million). The Company does not have a sales office in New Zealand. Year ended December 31, % Change Increase/(Decrease) 2011 2012 97% $ 4,698 $ 4,837 $ 9,535 COST OF REVENUES (excluding depreciation and amortization) 31% 24% % OF REVENUES Year ended December 31, 2012 2011 Increase/(Decrease) % Change SELLING AND MARKETING $ 8,657 $ 5,165 $ 3,492 68% % OF REVENUES 22% 33%

DILIGENT BOARD MEMBER SERVICES, INC. 14 Diligent overview cont’d Marketing expenses increased by $0.6 million worldwide, consisting of $0.3 million in the U.S., $0.2 million in the U.K., and a small increase in Australia. Approximately $0.2 million of the worldwide increase is attributable to headcount, including the addition of a Chief Marketing Officer in the U.S. Advertising expenses increased by $0.2 million, with trade shows and public relations accounting for an additional $0.2 million of the increase. The increase in general and administrative expenses of $4.6 million is comprised of increases of $3.4 million in the U.S., $0.7 million in the U.K., $0.3 million in Australia and $0.2 million in New Zealand. The U.S. increase consists primarily of increases in headcount, salaries and bonuses for the Company’s executive officers and employees of $1.2 million. Other increases include professional fees of $0.5 million; MIS expenses of $0.5 million; share-based compensation of $0.5 million; Directors fees and expenses of $0.3 million due to the expansion of the Board of Directors; occupancy costs of $0.2 million; $0.2 million for potential sales tax exposure in the U.S. and other expenses related to the growth of the Company. The increase in the U.K. is due to the expansion of the Company’s European operations, and includes $0.3 million in employee costs, including the addition of an executive director in the U.K., and $0.3 million in occupancy costs. The increase in Australia is due to the commencement of operations in that country, and the New Zealand increase is a result of an increase in salaries, professional fees, occupancy and recruiting expenses due to the growth of the Company. The increase in research and development expenses is primarily due to increased staffing in the Company’s New Zealand subsidiary for product upgrades and enhancements. The Company maintains a small research and development department at its New York headquarters, which also had a slight increase in headcount. Worldwide, R&D labor costs increased $0.6 million, while the remaining increase is due to software, internet and disaster recovery expenses. The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software. During 2012 and 2011, the Company made capital expenditures of $3.7 million and $1.5 million, respectively, primarily for computer equipment and computer software. Year ended December 31, 2012 2011 Increase/(Decrease) % Change GENERAL AND ADMINISTRATIVE $ 9,593 $ 4,959 $ 4,634 93% % OF REVENUES 25% 32% Year ended December 31, 2012 2011 Increase/(Decrease) % Change RESEARCH AND DEVELOPMENT $ 2,276 $ 1,533 $ 743 48% % OF REVENUES 6% 10% Year ended December 31, % Change Increase/(Decrease) 2011 2012 4% 3% % OF REVENUES DEPRECIATION AND AMORTIZATION $ 1,187 $ 579 $ 608 105%

ANNUAL REPORT 2013 15 Diligent overview cont’d The Company’s Board of Directors authorized and empowered a Special Committee of independent directors to conduct a review of the Company’s past stock issuances and stock option grants to determine if they were in accordance with the relevant incentive plans. As a result of the review, the Special Committee identified a number of instances of inadvertent non-compliance with applicable regulations, and determined that certain executive’s options were inadvertently issued in excess of applicable plan caps. Included in Special Committee expenses are fees and expenses incurred by legal counsel through December 31, 2012, and estimated NZX penalties. Interest income, net, includes interest income on the note receivable from our predecessor and interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing, offset by interest expense on capital lease obligations. The decrease in net interest income is attributable to a decrease in interest income on the note receivable, which was repaid at the end of August 2012. This decrease more than exceeded the increase in interest earned on the Company’s cash held in interest-bearing accounts. The Company’s U.S. and foreign operations have transactions with customers and suppliers denominated in currencies other than their functional currencies, and the U.S. parent company has transactions with its foreign subsidiaries in the subsidiaries’ functional currencies which create foreign currency intercompany receivables and payables. Additionally, the U.S. parent company maintains a portion of its cash balances in foreign currencies, primarily the Canadian dollar, the New Zealand dollar, the British Pound and the Australian dollar. Foreign exchange transaction gains and losses arise on the settlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period. The net gain or loss is an accumulation of the effects of the foregoing transactions. The small gain in 2012 is the result of the relative stability over the year in the currencies in which the Company transacts business, as well as the prompt settlement of intercompany receivables and payables. The loss in 2011 was primarily a result of the strengthening of the U.S. dollar against the New Zealand dollar and British Pound. Year ended December 31, 2012 2011 Increase/(Decrease) % Change INTEREST INCOME, NET $ 97 $ 168 $ (71) -42% % OF REVENUES 0.2% 1% Year ended December 31, % Change Increase/(Decrease) 2011 2012 -0.6% 0.0% % OF REVENUES Year ended December 31, 2012 2011 Increase/(Decrease) % Change SPECIAL COMMITTEE EXPENSES $ 263$ -$ 263 N/A % OF REVENUES 1% - FOREIGN EXCHANGE GAIN/(LOSS) $ 16 $ (95) $ 111 117%

DILIGENT BOARD MEMBER SERVICES, INC. 16 Diligent overview cont’d The income tax benefit of $2.9 million in 2012 is a result of the release of the valuation allowance against the Company’s U.S. net deferred tax assets of $4.9 million in the third quarter of 2012. Due to a history of tax losses, resulting in a cumulative loss position, the Company had recorded a full valuation allowance against all of its U.S. net deferred tax assets at December 31, 2011. In the third quarter of 2012, management determined that the Company was no longer in a cumulative loss position and it was more likely than not that the Company’s net deferred tax assets would be realized through future taxable income. Accordingly, the Company released the valuation allowance previously provided. This resulted in a deferred tax benefit for the year which exceeded the current tax provision, resulting in a net tax benefit for the year of $2.9 million. The income tax provision in 2011 consists of foreign taxes on the Company’s New Zealand subsidiary. The Company’s U.S. current tax rate was lower than the statutory rate due to the utilization in 2012 of $5.3 million of net operating loss carryforwards against which the Company had previously provided a valuation allowance, and due to the inclusion in the U.S. tax return of the losses of our Singapore subsidiary which is a disregarded entity for tax purposes. During the second quarter of 2012, the Company completed its Section 382 study and determined that, due to changes in stock ownership in prior years, some of its net operating loss carryforwards were subject to limitation. Beginning in 2013, the Company has an annual limitation of $350 thousand of the amount of net operating loss carryforwards which may be utilized pursuant to Section 382 of the U.S. Internal Revenue Code, which imposes an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income when a corporation has undergone a significant change in ownership. Liquidity and Capital Resources At December 31, 2013, the Company’s sources of liquidity consist of cash and cash equivalents and short-term investments of approximately $56.1 million. In the early stages of the Company’s history, its primary source of liquidity was the cash received from stock issuances. Through the third quarter of 2010, the Company’s cash flow from operations was negative and it relied on capital infusions to sustain and grow the business, combined with cost containment activity. By the third quarter of 2010, the Company began generating positive cash flows from operations and 2010 marked the first year since inception of the Company that Diligent generated positive cash flow from operations. The Company has continued to generate positive cash flows each subsequent quarter. Additionally, in August 2012, the Company received $3.1 million in cash from the repayment of the note receivable from its predecessor entity which was due October 1, 2012. The Company has no longterm debt, except for obligations under capital leases and software licensing agreements and, thus far, its financing costs have consisted principally of the annual dividend on the preferred stock and repayments of capital lease and software licensing obligations. In order to minimize credit and market risk at December 31, 2013, the Company had invested $27.5 million of its cash in short-term U.S. treasury instruments, through the direct purchase of treasury bills and through a U.S. treasury money market fund. In addition, the Company invested $12.5 million in U.S. treasury instruments with maturities greater than 90 days. The remainder of our cash was held in various financial institutions by the parent company and its subsidiaries 2012 2011 Increase (Decrease) INCOME TAX (BENEFIT) EXPENSE $ (2,924)$ 52 $ (2,976) EFFECTIVE TAX RATE -37.8% N/A Year ended December 31,

ANNUAL REPORT 2013 17 Diligent overview cont’d based on our projected cash needs. To minimize our foreign currency exposure, we maintain funds in foreign currency bank accounts, based on projected foreign currency expenditures. Cash flows Net Cash Flows from Operating Activities Cash provided by operating activities for the year ended December 31, 2013 increased compared with 2012, due to the increase in the amount of cash provided by the growth in deferred revenue compared to the prior year and an increase in accounts payable and accrued expenses. Net Cash Flows from Investing Activities Cash used in investing activities for the year ended December 31, 2013 consists of purchases of computer equipment, software and leasehold improvements of $3.3 million, and net purchases of short-term investments of $12.5 million and a security deposit of $462 thousand. Net Cash Flows from Financing Activities During 2013, the Company recognized a $0.3 million excess tax benefit from the exercise of stock options, which is recorded directly to equity as additional paid-in-capital, and the receipt of $0.1 million in cash from the exercise of stock options. This was offset by the dividend paid on the Company’s preferred stock of $0.1 million, as well as payments under capital lease and software licensing obligations of $0.8 million. In 2012, cash inflows included the repayment of the note receivable from the Company’s predecessor entity of $3.1 million and $0.6 million in cash from the exercise of stock options offset by cash outflows from dividends paid on preferred stock and repayments of capital leases and software licensing agreements. Contractual Commitments Payments Due by Period Total Up to 1 Year 2-3 Years 4-5 Years After 5 Years (in thousands) Capital Lease and Software Licensing Obligations $ 1,939 $ 1,055 $ 884 $ - $ - Operating Leases 14,040 1,663 3,229 2,682 6,466 Total $ 15,979 $ 2,718 $ 4,113 $ 2,682 $ 6,466 Off-Balance Sheet Arrangements The Company is not a party to any off-balance sheet arrangements. 2013 2012 OPERATING ACTIVITIES $ 27,062 $ 22,796 INVESTING ACTIVITIES $ (16,165) $ (2,460) FINANCING ACTIVITIES $ (516) $ 3,972 2011 $ 6,940 $ (663) $ (554) CASH PROVIDED BY (USED IN): (in thousands)

DILIGENT BOARD MEMBER SERVICES, INC. 18 Director profiles David Liptak Non-Executive Director and Chairman Mr. Liptak serves as Chairman of the Board of Diligent Board Member Services. Mr. Liptak is also the Founder and Managing Partner of Spring Street Partners, LP, an investment partnership that has provided capital, expertise and strategic relationships to innovative small companies since July 1994. After receiving an AB degree in Economics from Harvard College in 1981, Mr. Liptak began his career at Bear, Stearns & Co. as an analyst in their arbitrage department. In September 1984, Mr. Liptak joined Oppenheimer & Co. as Senior Vice President in charge of the firm’s proprietary arbitrage department. In 1992 Mr. Liptak founded West Broadway Partners, Inc., and managed the firm’s event driven and arbitrage funds, and served as Chairman of the firm’s Executive Committee until March 2005. Mr. Liptak began managing Spring Street Partners, LP on a full time basis in 2005. Mr. Liptak serves as a member of the Board of Directors of Spring Street Partners’ portfolio companies. Mr. Liptak has also served on a number of philanthropic boards and actively supports children’s educational programs, particularly in underserved areas, and has established scholarship programs for disadvantaged youths with educational organizations and schools. Mr. Liptak is married with three children and lives in Manhattan. Alessandro Sodi Executive Director, Chief Executive Officer & President, USA Alex Sodi is President and CEO of Diligent Board Member Services, Inc. Mr. Sodi assumed the role of CEO in December 2007 and is responsible for ensuring the future expansion of the company is consistent with Diligent’s growth strategy, as well as with the needs of its global client base. Mr. Sodi is one of the founders of the Company and served as Executive Vice President of Manhattan Creative Partners, LLC (MCP) from 1998 until 2003. From 2001 to 2003 he led the development of Diligent Boardbooks and was responsible for building and maintaining the pivotal relationship with the Board of Directors of SunAmerica Funds, Diligent’s foundation client. In 2003, MCP was renamed Diligent Board Member Services, LLC at which time Mr. Sodi was appointed President. This enabled him to focus entirely on developing and marketing the Diligent Boardbooks product. Greg Petersen Independent Director, USA Greg Petersen has served on Diligent’s board since 2013 and currently serves as Chairman of the Audit Committee. He also serves on the board of two other technology companies, PROS Holdings, Inc., which is publicly traded on the NYSE where he is Chairman of the compensation committee and Piksel, Inc. where he is Chairman of the audit committee. He has an extensive background as a technology company chief financial officer, and significant experience in financial planning, strategy, reporting and internal controls. He has driven strong financial returns for investors at many companies over the past 20 years. From 2001 through 2012, Mr. Petersen was Executive Vice President and Chief Financial Officer of several technology companies including Activant Solutions, an enterprise software provider to the automotive, hardware, lumber and wholesale verticals; Lombardi Software, a business process management software company sold to IBM; and CBG Holdings, Inc., a provider of banking software and services. At these companies, he actively executed on successful turnaround and growth initiatives that resulted in strong returns for shareholders.

ANNUAL REPORT 2013 19 Director profiles cont’d Mr. Petersen started his career after business school at American Airlines where he worked in corporate development and finance from 1989 to 1997. He holds a B.A. degree in Economics from Boston College and an M.B.A. from the Fuqua School of Business at Duke University. Larry Jones Independent Director, USA Laurence Jones has over 25 years of experience in the software, marketing services, information and IT services, BPO and cleantech industries. Mr. Jones has a proven track record as the CEO of six companies leading high growth and turnaround situations. He also has served as a Director of 14 private equity, public, and VC-backed companies, and Executive Chairman of three others. Mr. Jones currently is Executive Chairman of Coalfire Systems, Inc., which provides IT audit, security, and compliance solutions. He also serves as director of Essential Power, a private power company that owns and operates a portfolio of primarily gas-fired and hydro electricity generating plants located in the northeast region of the US, and director of NACD Colorado Chapter and the Leeds School of Business at Colorado University. From 2007 through 2011, Mr. Jones served as a CEO of StarTek, Inc. provider of global outsourced call center and customer support services. From 2004 to 2006, he was CEO and President of Activant Solutions an ERP software and services company. Previously, Mr. Jones was CEO of Interelate, Inc. (CRM services); CEO of MessageMedia (e-mail marketing services); CEO of Neodata Services, Inc. (direct marketing services); founding CEO of GovPX (financial information); and held various executive positions at Automatic Data Processing and Wang Laboratories. Mr. Jones graduated from Worcester Polytechnic Institute with a degree in computer sciences in 1975, and earned his MBA from Boston University in 1980. Mark Russell Independent Director, New Zealand Mark Russell is a senior commercial partner of the New Zealand law firm Buddle Findlay, acting for a wide range of public and private companies and has extensive experience in corporate finance and structuring, and banking and insolvency. He acts for a number of companies listed on NZX and NZAX, with particular emphasis on Listing Rules, compliance advice, initial listing and IPOs. Mr. Russell gives securities and corporate advice to New Zealand companies and public issuers. Joseph D. Carrabino, Jr. Independent Director, USA Joe Carrabino is a Partner of AEA Investors LP and head of the Private Debt Group. He joined AEA in 2004 to lead a new private debt investing effort focused on the middle market. Prior to joining AEA, Mr. Carrabino spent four years at J. H. Whitney & Co. as co-head of the mezzanine debt and structured products (CBO) groups and member of their credit and investment committees. He also spent significant time on private equity activities and served on several boards in his various capacities. Prior to joining Whitney in 1999, Mr. Carrabino spent twelve years as an investment banker at Credit Suisse First Boston in a number of areas including leveraged finance and financial sponsor coverage, high yield finance and corporate restructurings and reorganizations. Mr. Carrabino is a graduate of Harvard College, with an AB in economics.

DILIGENT BOARD MEMBER SERVICES, INC. 20 Director profiles cont’d Mark Weldon, QSO Independent Director, New Zealand Mark Weldon served as CEO of the New Zealand Stock Exchange (NZX) from 2002 to 2012. While there, he transformed the NZX into a publicly listed data, technology, shares market and commodities business that experienced a 20% increase in value per annum compounded over a decade. While at NZX, Mr. Weldon made significant IT investments, including leading a business with no downtime in market platforms in the last 5 years of his role and commissioning major investments in secure settlement systems. Prior to that, he was a senior engagement manager at McKinsey & Company, and an attorney with Skadden, Arps, Slade, Meagher & Flom. Both positions were in the US. Mr. Weldon graduated Columbia University School of Law in 1997 with a law degree and a diploma in International Law, and Auckland University with a Masters in Economics (First Class Honors), a Bachelor of Commerce and a Bachelor of Arts. Mr. Weldon has also dedicated himself to public policy and national causes. He led the NZ Prime Minister’s Appeal for Christchurch after the devastating February 2011 earthquake, chaired the Prime Minister’s Job Summit in 2009, and participated on the Capital Markets Development Taskforce in 2009-2010, Tax Working Group in 2009 and Climate Change Leadership Forum in 2007. He has also served on the board of High Performance Sport New Zealand and previously on the board of the New Zealand Olympic Committee from 2004 to 2006.

ANNUAL REPORT 2013 21 Report of independent registered public accounting firm Report of Independent Registered Public Accounting Firm To the Board of Directors and Stockholders of Diligent Board Member Services, Inc. New York, New York We have audited the accompanying consolidated balance sheets of Diligent Board Member Services, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Diligent Board Member Services, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. April 29, 2014 Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: 212 492 4000 Fax: 212 489 1687 www.deloitte.com

DILIGENT BOARD MEMBER SERVICES, INC. 22 Financial Statements (audited) These financial statements are prepared in accordance with U.S. GAAP. All amounts in US$ unless otherwise noted. CONSOLIDATED BALANCE SHEETS December 31, ASSETS 2013 2012 (in thousands, except share and per share amounts) Current assets: Cash and cash equivalents $ 43,583 $ 33,311 Short-term investments 12,497 103 Accounts receivable, net 1,750 1,542 Deferred commissions 1,532 2,081 Prepaid expenses and other current assets 1,936 899 Deferred tax assets 3,111 3,939 Income tax receivable 1,430 - Total current assets 65,839 41,875 Property and equipment, net 8,228 3,913 Deferred tax assets 3,607 1,532 Security deposits 676 225 Other non-current assets - 167 Total assets $ 78,350 $ 47,712 LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $ 2,402 $ 222 Accrued expenses and other liabilities 8,856 4,964 Income taxes payable - 1,391 Deferred revenue 27,428 16,972 Obligations under capital leases 847 702 Total current liabilities 39,533 24,251 Non-current liabilities: Deferred revenue, less current portion 10,471 6,964 Obligations under capital leases, less current portion 767 237 Deferred tax liabilities - 31 Other non-current liabilities 2,634 272 Total non-current liabilities 13,872 7,504 Total liabilities 53,405 31,755 Commitments and contingencies Redeemable preferred stock: Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized, 32,667,123 shares issued and outstanding (liquidation value $5,259) 3,261 3,233 Stockholders’ equity: Common Stock, $.001 par value, 250,000,000 shares authorized, 83,776,155 and 83,586,155 shares issued and outstanding 84 84 Additional paid-in capital 28,861 26,052 Accumulated deficit (7,220) (13,480) Accumulated other comprehensive (loss) income (41) 68 Total stockholders’ equity 21,684 12,724 Total liabilities, redeemable preferred stock and stockholders’ equity $ 78,350 $ 47,712 See accompanying notes to consolidated financial statements.

ANNUAL REPORT 2013 23 Financial Statements (audited) cont’d These financial statements are prepared in accordance with U.S. GAAP. All amounts in US$ unless otherwise noted. CONSOLIDATED STATEMENTS OF OPERATIONS Year ended December 31, 2013 2012 2011 (in thousands, except per share amounts) Revenues $ 64,757 $ 39,127 $ 15,584 Cost of revenues (excluding depreciation and amortization) 12,959 9,535 4,837 Gross profit 51,798 29,592 10,747 Operating expenses: Selling and marketing 9,617 8,657 5,165 General and administrative 20,137 9,593 4,959 Research and development 4,497 2,276 1,533 Depreciation and amortization 1,645 1,187 579 Investigations and restatement 5,571 263 - Total operating expenses 41,467 21,976 12,236 Operating income (loss) 10,331 7,616 (1,489) Other income (expense), net: Interest income (expense), net (91) 97 168 Foreign exchange transaction gain (loss) (236) 16 (95) Total other income (expense), net (327) 113 73 Income before (benefit) provision for income taxes 10,004 7,729 (1,416) Income tax (benefit) expense 3,744 (2,924) 52 Net income (loss) $ 6,260 $ 10,653 $ (1,468) Accrued preferred stock dividends (359) (359) (359) Net income (loss) attributable to common stockholders $ 5,901 $ 10,294 $ (1,827) Earnings (loss) per share: Basic $ 0.05 $ 0.09 $ (0.02) Diluted $ 0.05 $ 0.09 $ (0.02) Weighted average shares outstanding: Basic 116,427 114,850 114,632 Diluted 121,729 119,597 114,632 See accompanying notes to consolidated financial statements.

DILIGENT BOARD MEMBER SERVICES, INC. 24 Financial Statements (audited) cont’d These financial statements are prepared in accordance with U.S. GAAP. All amounts in US$ unless otherwise noted. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) Year ended December 31, 2013 2012 2011 (in thousands) Net income (loss) $ 6,260 $ 10,653 $ (1,468) Other comprehensive income (loss): Foreign exchange translation adjustment (109) 71 (1) Comprehensive income (loss) $ 6,151 $ 10,724 $ (1,469) See accompanying notes to consolidated financial statements.

Financial Statements (audited) cont'd

These financial statements are prepared in accordance with U.S. GAAP. All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY	Common Shares	Common Stock	Additional Paid-in-Capital	Note Receivable from Shareholder	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	(In thousands, except per share amounts)						
Balance at January 1, 2011	**81,968**	**$ 82**	**$ 23,108**	**$ (3,076)**	**$ (22,665)**	**$ (2)**	**$ (2,553)**
Net loss					(1,468)		(1,468)
Other comprehensive loss						(1)	(1)
Total comprehensive loss							**(1,469)**
Capital contribution			200				200
Share-based compensation			908				908
Repurchase and cancellation of common stock	(225)	-	(250)				(250)
Repayment of note receivable from shareholder				4			4
Exercise of stock options	118	-	19				19
Amortization of preferred stock offering costs			(28)				(28)
Preferred stock dividend ($0.01 per share)			(359)				(359)
Balance at January 1, 2012	**81,861**	**82**	**23,598**	**(3,072)**	**(24,133)**	**(3)**	**(3,528)**
Net income					10,653		10,653
Other comprehensive income						71	71
Total comprehensive loss							**10,724**
Capital contribution			240				240
Share-based compensation			1,384				1,384
Tender of common stock in lieu of interest payment on note receivable from shareholder	(134)	-	(200)				(200)
Repayment of note receivable from shareholder				3,072			3,072
Exercise of stock options	1,849	2	543				545
Shares issued under employee stock purchase plan	10	-	30				30
Excess tax benefits - stock compensation			844				844
Amortization of preferred stock offering costs			(28)				(28)
Preferred stock dividend ($0.01 per share)			(359)				(359)
Balance at December 31, 2012	**83,586**	**84**	**26,052**	**-**	**(13,480)**	**68**	**12,724**
Net income					6,260		6,260
Other comprehensive loss						(109)	(109)
Total comprehensive income							**6,151**
Capital contribution			240				240
Share-based compensation			2,581				2,581
Exercise of stock options	190	-	73				73
Excess tax benefits - stock compensation			302				302
Amortization of preferred stock offering costs			(28)				(28)
Preferred stock dividend ($0.01 per share)			(359)				(359)
Balance at December 31, 2013	**83,776**	**$ 84**	**$ 28,861**	**$ -**	**$ (7,220)**	**$ (41)**	**$ 21,684**

See accompanying notes to consolidated financial statements.

ANNUAL REPORT 2013

25

DILIGENT BOARD MEMBER SERVICES, INC. 26 Financial Statements (audited) cont’d These financial statements are prepared in accordance with U.S. GAAP. All amounts in US$ unless otherwise noted. CONSOLIDATED STATEMENTS OF CASH FLOWS Year ended December 31, 2013 2012 2011 (in thousands) Cash flows from operating activities: Net income (loss) $ 6,260 $ 10,653 $ (1,468) Adjustments to reconcile net income to net cash provided by operating activities: Deferred taxes (1,278) (5,440) - Excess tax benefits realized from share-based compensation (302) (844) - Depreciation and amortization 1,645 1,187 579 Share-based compensation 2,581 1,384 908 Allowance for doubtful accounts - 50 - Changes in operating assets and liabilities: Accounts receivable (209) (431) (947) Deferred commissions 549 152 (1,512) Prepaid expenses and other assets (871) (470) (470) Security deposits 11 (127) 129 Accounts payable and accrued expenses 4,677 1,221 2,195 Income taxes payable (2,518) 2,236 - Deferred revenue 13,964 13,065 7,513 Other non-current liabilities 2,508 - - Other 45 160 13 Net cash provided by operating activities 27,062 22,796 6,940 Cash flows from investing activities: Purchase of short-term investments (17,495) - - Proceeds from maturity of short-term investments 5,101 - - Restricted cash - security deposit (462) - - Purchases of property and equipment (3,309) (2,460) (663) Net cash used in investing activities (16,165) (2,460) (663) Cash flows from financing activities: Repayment of note receivable from shareholder - 3,072 4 Payment of preferred stock dividend (120) (120) (159) Proceeds from exercise of stock options and purchase of shares under stock purchase plan 73 575 19 Excess tax benefits realized from share-based compensation 302 844 - Repayments of obligations under capital leases (626) (254) (96) Payments of obligations under software licensing agreements (145) (145) (72) Repurchase of common stock - - (250) Net cash provided by (used in) financing activities (516) 3,972 (554) Effect of exchange rates on cash and cash equivalents (109) 72 (4) Net increase in cash and cash equivalents 10,272 24,380 5,719 Cash and cash equivalents at beginning of year 33,311 8,931 3,212 Cash and cash equivalents at end of year $ 43,583 $ 33,311 $ 8,931 Supplemental disclosure of cash flow information: Cash paid during the year for : Interest $ 90 $ 33 $ 27 Income taxes $ 7,158 $ 212 $ 51 Supplemental disclosure of noncash investing and financing activities: Tender of common stock in lieu of interest payment on note receivable from shareholder $ - $ 200 $ - Capital contribution in lieu of preferred stock dividend $ 240 $ 240 $ 200 Property and equipment acquired under capital leases $ 1,306 $ 1,024 $ 118 Acquisition of software licenses $ - $ - $ 389 Accounts payable for property and equipment $ 1,395 $ - $ 742 See accompanying notes to consolidated financial statements.

ANNUAL REPORT 2013 27 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted 1) Organization and nature of the business Diligent Board Member Services, Inc. (“Diligent” or the “Company”) is a global leader in web-based portals for Boards of Directors. The Company develops and sells an online software application called Diligent Boardbooks, a web-based portal that board members, management and administrative staff use to compile, update, review and archive board materials before, during and after board meetings. Diligent provides clients with subscription-based access to the software and also provides associated services including securely hosting the clients’ data and customer service and support for the application. The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZSX”). On December 12, 2007, the Company completed its initial public offering on the NZSX. The Company’s corporate headquarters are located in New York, New York. The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which provides research and development services for the Company. The Company has a wholly-owned subsidiary in the United Kingdom, Diligent Boardbooks Ltd. (“DBL”) and a wholly-owned subsidiary in Australia, Diligent Board Services Australia Pty. Ltd. (“DBA”), which provide sales, marketing and customer support services in their respective regions. The Company’s Singapore subsidiary, Diligent APAC Board Services Pte. Ltd. (“APAC”) provides sales support in the Asia-Pacific region. At the end of 2012, Diligent formed a subsidiary in Hong Kong to support its Asia-Pacific sales and marketing, which has had no operations to date. The Company’s consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and reporting currency. 2) Investigations and restatement Special committee In December 2012, the Board of Directors of the Company appointed a Special Committee of independent directors to examine certain of Diligent’s past stock issuances and stock option grants that may not have been issued in compliance with the relevant stock option and incentive plans. The Special Committee’s members were not on the Board at the time of the issuance of such grants, were not involved in their issue, and are not the recipients of any option grants. The Special Committee was delegated broad powers from the Board to take all such action in respect of the issuances as it deemed necessary and advisable. The Special Committee, assisted by attorneys in the U.S. and New Zealand, conducted a thorough review and analysis of all stock issuances and stock option grants during the relevant period. As discussed in Note 14, the Special Committee found that three option awards exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. The Special Committee was delegated the authority to develop appropriate alternative compensation packages for the affected employees. These awards were determined by the Board to be reasonable compensation at the time, and were an important incentive component of the employees’ compensation packages. As part of its work, the Special Committee also reviewed the Company’s compliance with applicable regulations, including U.S. and New Zealand securities regulations and the NZSX Listing Rules. The Special Committee identified a number of instances where it appears that Diligent was not, or may not have been, in compliance with its U.S. and New Zealand regulatory obligations.

DILIGENT BOARD MEMBER SERVICES, INC. 28 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted The Special Committee determined that these instances of non-compliance were inadvertent and attributable in part to the constrained resources of Diligent in a period of financial difficulty in the years following its listing on NZSX, and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements. It recommended, and the Board fully endorsed, that the Company work with its regulators to resolve these issues. In September, 2013 the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the New Zealand Stock Exchange regarding the previously disclosed breaches of the NZSX Listing Rules by the Company. The settlement provided for the payment of fines and costs by the Company, consisting of NZ $15 thousand as a penalty to the NZX Discipline Fund and NZ $4 thousand towards the costs of NZXR. Costs for the Special Committee for the year ended December 31, 2013 were $2.3 million, with an additional $0.3 million incurred in the fourth quarter of 2012. Included in Special Committee expenses are professional fees incurred for legal, accounting and compensation consultants, estimated NZX penalties and compensation to be paid to Special Committee members. During the second quarter of 2013, the Special Committee was disbanded and the Company is in the process of implementing the recommendations of the Special Committee to remediate the compliance and internal control weaknesses identified. Audit committee investigation On July 2, 2013 the Audit Committee of the Board of Directors engaged outside company counsel to investigate the accounting errors that gave rise to the need to restate the Company’s financial statements, as well as other historical accounting practices impacting the timing of recognition of revenue. In connection with the investigation, it was determined that the Company included in its financial results certain customer agreements that, while having an effective date within a quarter, had not been signed by all parties within the quarter, as would be required to commence revenue recognition under US GAAP. The early inclusion of such contracts did not have a material impact on previously reported revenue for fiscal quarters including the first quarter of 2010 through the first quarter of 2013. The Audit Committee investigation resulted in no finding of intentional misconduct or fraud. Costs of the investigation for the year ended December 31, 2013 were $0.9 million and consisted of legal fees. Restatement and re-audit engagements In August, 2013, the Company announced that its historical financial statements for the years ended December 31, 2012, 2011 and 2010 and the quarter ended March 31, 2013 would be restated due to revenue recognition errors. The Company completed the restatement process in April of 2014. Costs for the restatement and re-audits incurred during the year ended December 31, 2013 were $2.3 million, with additional costs to be incurred in the first quarter of 2014. These costs were comprised of professional fees incurred for accounting, auditing and consulting services and restatement bonuses. 3) Significant accounting policies Basis of presentation – The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income taxes, including the realization of deferred tax assets and uncertain tax positions, and the useful lives of tangible and intangible assets. Actual results could differ from those estimates.

ANNUAL REPORT 2013 29 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Cash and cash equivalents – The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests its excess cash primarily in bank and money market funds of major financial institutions. Accordingly, its cash equivalents are subject to minimal credit and market risk. Short-term investments – Short-term investments consist of U.S. treasury bills with original maturities of more than three months at the time of purchase and term deposits with banks, with maturities greater than three months at inception. Fair value of financial instruments – The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants. As of December 31, 2013 and 2012, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other liabilities approximated fair value due to the short-term nature of these instruments. ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for input into valuation techniques as follows: i. Level 1 input – unadjusted quoted prices in active markets for identical instrument; ii. Level 2 input – observable market data for the same or similar instrument but not Level 1, including quoted prices for identical or similar assets or liabilities in markets that are active or not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and iii. Level 3 input – unobservable inputs developed using management’s assumptions about the inputs used for pricing the asset or liability. Level 2 inputs were utilized to determine the fair value of the Company’s investments in U.S. treasury bills, U.S treasury money market funds, and term deposits. Due to the short-term nature of these investments, which mature between 90 days and 365 days, amortized cost is used to estimate the fair value. At December 31, 2013, cash equivalents include investments in U.S. treasury bills of $4.5 million and U.S. treasury money markets of $23 million, which are carried at cost, which approximates fair value. The fair value of money market funds was determined by reference to quoted market prices. At December 31, 2013, short-term investments include investments in U.S. treasury bills of $12.5 million, which are carried at cost which approximates fair value. At December 31, 2012, cash equivalents include investments in U.S. treasury bills of $11 million and U.S. treasury money market funds of $13 million. At December 31, 2012, short-term investments include a term deposit with a New Zealand bank with an initial term of approximately 365 days, in the amounts of NZD 125 thousand (US$103 thousand), which approximates fair value. Property and equipment – Property and equipment consists of computer and office equipment, leasehold improvements and internal-use computer software. Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses. Depreciation and amortization – Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over estimated useful lives of the assets or the term of the underlying lease,

DILIGENT BOARD MEMBER SERVICES, INC. 30 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted whichever is shorter. Amortization of internal-use computer software is computed on the straight-line method over its estimated useful life, which is three years. Expenditures for repair and maintenance costs are expensed as incurred. Impairment of long-lived assets – The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Revenue recognition – The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally one year in length. Its arrangements do not include a general right of return and automatically renew unless the Company is notified 30 days prior to the expiration of the initial term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers. Revenue recognition commences when all of the following conditions are met: • There is persuasive evidence of the arrangement; • The service has been made available to the customer; • The fee is fixed or determinable; and • The collectability of the fees is reasonably assured. In October 2009, the Financial Accounting Standards Board, or FASB, ratified authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables effective for fiscal periods beginning on or after June 15, 2010. The guidance affects the determination of separate units of accounting in arrangements with multiple deliverables. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly, it accounts for its arrangements as a single unit of accounting. Revenue from the Company’s subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to the Diligent Boardbooks product. Revenue is recorded ratably through the end of the contract period, which is generally twelve months from the contract date. Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropriate factors to be considered in estimating expected customer life and specifically focused on its customer renewal rate. The Company’s customer contracts contain a standard “autorenew” feature which provides for one-year renewals unless either party provides written notice of termination. In addition, the Company’s renewal history with its customers has been and remains at very high rates. As a result, the Company believes that its customers will renew

ANNUAL REPORT 2013 31 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted numerous times during their tenure with the Company and consequently have a very low annual attrition rate. After considering these factors, the Company determined that a nine year estimated customer life was appropriate. Deferred revenue – Deferred revenue represents installation and subscription fees for which cash has been received but for which the Company has not yet delivered its services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in the consolidated balance sheet do not include amounts receivable (both billed and unbilled) for executed subscription agreements for which the Company has not yet received payment. Accordingly, the deferred revenue balance does not represent the total contract value of annual, non-cancelable subscription agreements. Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expected to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue. Accounts receivable – The Company generally invoices its customers on an annual or quarterly basis. Accounts receivable represents amounts due from our customers for which revenue has been recognized. A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on age of the receivable, history of payments and other relevant information. At each of December 31, 2013 and 2012, the Company has recorded a provision for doubtful accounts of $100 thousand. Research and development – Research and development expenses are incurred as the Company upgrades and maintains the Diligent Boardbooks software, and develops product enhancements. Such expenses include compensation and employee benefits of engineering and testing personnel, materials, travel and direct costs associated with the design and required testing of the product line. The Company does not allocate indirect overhead to research and development. Direct development costs related to software enhancements that add functionality have been expensed as incurred as the Company has not historically maintained sufficient detail records of its development efforts to be able to capitalize such costs. Operating leases – The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term. Income taxes – The Company files U.S. federal and state income tax returns. Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded if it is considered more likely than not that some or all of a deferred tax asset may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The tax effects of an uncertain tax position taken or expected be taken in income tax returns are recognized only if it is “more likely-than-not” to be sustained on examination by the taxing authorities, based on its technical merits as of the reporting date. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes the benefit of an uncertain tax position in the period when it is effectively settled. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense.

DILIGENT BOARD MEMBER SERVICES, INC. 32 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted Foreign exchange – The Company’s wholly-owned subsidiaries, DBL, DBMS NZ and DBA, utilize the British Pound Sterling (GBP), New Zealand Dollar (NZD) and Australian Dollar (AUD), respectively, as their functional currencies. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income or loss. Prior to the fourth quarter of 2012, the Company’s Singapore subsidiary used the Singapore dollar as its functional currency. Effective October 1, 2012, the Company changed the functional currency of this subsidiary to the U.S. dollar. The Company believes that the growth in this subsidiary’s U.S. dollar denominated revenues and expenses indicated a change in the economic facts and circumstances that justified the change in the functional currency. The effects of the change in functional currency were not significant to the Company’s consolidated financial statements. Transactions in foreign currencies are reported at the rates of exchange at the transaction date. Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. All differences are recorded in results of operations. From time to time, the Company uses foreign currency option contracts or foreign currency forward contracts that are not designated as hedging instruments to manage exposure to fluctuations in foreign currency. The Company uses these instruments as economic hedges and not for speculative or trading purposes. The fair value of the foreign currency contracts represents the amount the Company would receive or pay to terminate the contract at the reporting date, and is recorded in other assets or liabilities, depending on whether the net amount is a gain or loss. Share-based compensation – The Company measures the cost of employee services received in exchange for an equitybased award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and performance stock units is estimated using the market price of the Company’s common stock at the date of the grant and we recognize compensation expense for the portion of the award that is expected to vest. The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee. Segment reporting – Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offering, management believes that the Company has one operating segment. Earnings per share – Basic earnings per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common and preferred shares outstanding for the period. The preferred stockholders are entitled to participate on an “as converted basis” in any dividends paid on the Company’s common stock, and as such are considered participating securities to which earnings should be allocated using the two-class method. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, settled or converted into common stock, unless the effect is anti-dilutive. Stock options and employee share awards are included as potential dilutive securities for the applicable periods, except that 360 thousand and 475 thousand stock options have been excluded in 2013 and 2012, respectively because their effect is antidilutive.

ANNUAL REPORT 2013 33 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted The computation of shares used in calculating basic and diluted earnings per common share is as follows: Year ended December 31, 2013 2012 2011 (in thousands) Basic weighted average common shares outstanding 83,760 82,183 81,965 Basic weighted average preferred shares outstanding 32,667 32,667 32,667 Basic weighted average shares outstanding 116,427 114,850 114,632 Dilutive effect of stock options 5,236 4,747 - Dilutive effect of restricted stock units 66 - - Diluted weighted average shares outstanding 121,729 119,597 114,632 Recent accounting pronouncements – In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income”, which requires disclosure of significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items of net income. This guidance was effective for the Company as of January 1, and did not have a material impact on the Company’s consolidated financial statements. From time to time, new accounting pronouncements are issued by the FASB and are adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of other recently issued accounting pronouncements are not expected to have a material impact on the consolidated financial position, results of operations, and cash flows, or do not apply to the Company’s operations. 4) Short-term investments At December 31, 2013, short-term investments include investments in U.S. treasury bills of $12.5 million, which are carried at cost which approximates fair value. At December 31, 2012, short-term investments include a term deposit with a New Zealand bank with an initial term of 365 days. The term deposit in the amount of NZD 125 thousand (US$103 thousand at December 31, 2012) bears interest at 4.4% and matures in March 2013. 5) Property and equipment and obligations under capital leases Property and equipment is comprised of the following: December 31, 2013 2012 (in thousands) Equipment $ 8,523 $ 4,893 Computer software 2,201 1,743 Leasehold improvements 2,106 233 12,830 6,869 Less: Accumulated depreciation and amortization (4,602) (2,956) Net property and equipment $ 8,228 $ 3,913

DILIGENT BOARD MEMBER SERVICES, INC. 34 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted Depreciation and amortization expense for the years ended December 31, 2013, 2012 and 2011 were $1.6 million, $1.2 million and $579 thousand, respectively. Obligations under capital leases consist of various financing arrangements entered into by the Company to acquire computer equipment and software. The leases bear interest at rates ranging from 3.0% to 5.6% per annum, with monthly payments ranging from $2 thousand to $31 thousand, and maturities from September 1, 2014 through February 1, 2016. Each lease is secured by the underlying leased asset. Amortization of assets recorded under capital leases is included in depreciation expense. The assets relating to capital leases, included in property and equipment on the balance sheet, is as follows: December 31, 2013 2012 (in thousands) Capital lease assets included in equipment $ 1,937 $ 1,299 Capital lease assets included in computer software 511 190 Less: Accumulated depreciation and amortization (579) (321) $ 1,869 $ 1,168 Year ended December 31, 2013 2012 2011 (in thousands) Depreciation expense relating to capital lease assets $ 417 $ 208 $ 49 The following is a schedule of future minimum lease payments due under capital leases and software licensing agreements as of December 31, 2013: 2014 $ 1,055 2015 791 2016 93 Total minimum payments $ 1,939 Less interest portion of payments (88) Less executory costs (237) Present value of minimum payments $ 1,614 6) Derivatives From time to time, the Company uses foreign currency option and forward contracts that are not designated as hedging instruments to manage exposure to fluctuations in foreign currency. The Company did not enter into any foreign currency contracts in 2013 or 2012. At December 31, 2011, the Company had three foreign currency forward exchange contracts outstanding to purchase NZD 525 thousand in the aggregate, which matured in the first quarter of 2012. As of Year ending December 31, Future Minimum Lease Payments (in thousands)

ANNUAL REPORT 2013 35 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted December 31, 2011, the fair value of these contracts resulted in a gain of $15 thousand which was recorded in foreign currency transaction gain/loss and prepaid expenses and other current assets. 7) Accrued expenses and other current liabilities Accrued expenses and other current liabilities are comprised of the following: December 31, 2013 2012 (in thousands) Accrued commissions, bonuses, and payroll $ 1,762 $ 2,705 Performance cash awards 1,564 - Equipment maintenance contracts 152 243 Special Committee and other one-time costs 1,836 263 Accrued Value Added Tax and Goods and Services Tax for foreign subsidiaries 464 231 Software license commitments 72 259 Accrued Sales Taxes 1,468 736 Accrued preferred stock dividend 359 359 Other (individually less than 5% of total current liabilities) 1,179 168 Total accrued expenses and other liabilities $ 8,856 $ 4,964 8) Line of credit facility In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1.0 million revolving line of credit facility to the Company. The Lender is the holder of approximately 22 million shares of the Company’s Series A Preferred Stock and 4.2 million shares of the Company’s common stock. The founder and managing partner of the Lender is also the Chairman of the Board of Directors of the Company. The line of credit initially bore interest at a fixed rate of 9.50% per annum on outstanding borrowings and had a maturity date of September 2011. In September 2011, the credit agreement was amended to extend the maturity date to September 2012 and reduce the interest rate under the facility to 7.0%. The Company never drew any amounts under this credit facility and the facility expired unused on September 12, 2012. 9) Related party transactions Marketing expense – During the years ended December 31, 2012 and 2011, the Company incurred marketing expenses of approximately $61 thousand and $228 thousand respectively for services rendered by an entity owned by a stockholder of the Company. Line of credit – The line of credit described in Note 8 was with a related party, as Spring Street Partners, L.P. is a significant stockholder in the Company. Payables to related parties – There were no material payables to related parties at December 31, 2013 and 2012.

DILIGENT BOARD MEMBER SERVICES, INC. 36 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted Note receivable from shareholder – At December 31, 2011 the Company had a note receivable from a shareholder with a principal balance of $3.1 million represents the principal amount that was due on October 1, 2012 from Services Share Holding, LLC (“SSH LLC”) (the Company’s predecessor entity). SSH LLC repaid the Note in full on August 27, 2012, together with all outstanding accrued interest of $127 thousand. 10) Geographic information The Company’s revenue, by geographic location of the customer, and long-lived assets located outside the Americas are as follows: Year ended December 31, 2013 2012 2011 (in thousands) Revenues: Americas $ 48,723 $ 32,108 $ 14,138 Europe 11,857 5,639 1,442 Asia Pacific 4,177 1,380 4 Total $ 64,757 $ 39,127 $ 15,584 December 31, 2013 2012 2011 Long-lived assets outside the Americas, net $ 330 $ 537 $ 210 11) Income taxes Income before provision for income taxes is comprised of the following: Year ended December 31, 2013 2012 2011 (in thousands) Domestic $ 7,080 $ 8,436 $ (1,054) Foreign 2,924 (707) (362) $ 10,004 $ 7,729 $ (1,416) Domestic income (loss) includes intercompany charges to foreign affiliates for management fees, cost sharing and royalties. Foreign income (loss) includes losses from all of the Company’s foreign subsidiaries, including the Singapore subsidiary, which is a disregarded entity for tax purposes.

ANNUAL REPORT 2013 37 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted The significant components of the consolidated income tax provision are as follows: Year ended December 31, 2013 2012 2011 (in thousands) Income tax (benefit) expense: Current: Federal $ 2,947 $ 1,675 $ 9 State and local 714 457 - Foreign 1,361 578 55 Total current $ 5,022 $ 2,710 $ 64 Deferred: Federal $ (680) $ (4,377) $ - State and local (90) (579) - Foreign (508) (678) (12) Total deferred $ (1,278) $ (5,634) $ (12) Income tax (benefit) expense: $ 3,744 $ (2,924) $ 52 The income tax provision differs from the amount of tax determined by applying the federal statutory rate as follows: Year ended December 31, 2013 2012 2011 Federal income tax statutory rate 34.0% 34.0% 34.0% State and local income taxes, net of federal benefit 3.8 5.4 3.2 Change in valuation allowance - (76.5) (44.9) Tax credits (2.2) (2.6) 14.2 Stock-based compensation 0.9 1.5 (8.1) Other permanent differences 0.3 0.7 (2.7) Effect of non-U.S. operations, net (1.2) (0.2) 2.0 Prior year true-up 1.9 - - Changes in tax rates - - (0.8) Other (0.1) (0.1) (0.6) Income tax expense (benefit) 37.4% (37.8)% (3.7)%

DILIGENT BOARD MEMBER SERVICES, INC. 38 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted Significant components of deferred tax assets and liabilities are as follows: December 31, 2013 2012 (in thousands) Deferred tax assets (liabilities) Net operating loss and tax credit carryforwards $ 2,191 $ 2,330 Deferred revenue 2,808 2,936 Stock-based compensation 1,290 519 Deferred compensation 789 - Accruals and reserves 903 399 Other 19 - Net fixed assets (1,282) (744) Net deferred tax assets $ 6,718 $ 5,440 At December 31, 2013, the Company had net operating loss carryforwards of U.S. income taxes of $5.6 million which expire from 2027 through 2029. At December 31, 2013, the Company also has a foreign tax credit carryforward of $20 thousand available to offset future income tax expense, which expires in 2017. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income when a corporation has undergone significant changes in stock ownership. During the second quarter of 2012, the Company completed a Section 382 study and determined that, due to changes in stock ownership in prior years, certain of its net operating loss carryforwards would be limited. This limitation resulted in $5.3 million of net operating loss carryforwards being available to offset taxable income in 2012. Beginning in 2013, the Company’s annual net operating loss carryforward is subject to a limitation of approximately $350 thousand to offset expected taxable income until expiration of the carryforwards. Based on this limitation, the Company expects that approximately $4.9 million of its total net operating loss carryforwards will expire unutilized in 2029. A full valuation allowance had previously been provided on the related deferred tax asset, and therefore the deferred tax asset and valuation allowance relating to the net operating loss carryforwards expected to expire unutilized were written off. The amounts recorded as net deferred tax assets represent the amount of tax benefits of existing deductible temporary differences and loss carryforwards that are more likely than not to be realized through the generation of sufficient future taxable income within the carryforward period. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. Due to a history of tax losses, resulting in a cumulative loss position, the Company had recorded a full valuation allowance of $5.8 million against all of its U.S. and U.K. net deferred tax assets at December 31, 2011. In the third quarter of 2012, management determined that the Company was no longer in a cumulative loss position, and it was more likely than not that the Company’s net deferred tax assets would be realized through future taxable income. Accordingly, the Company released the valuation allowance previously provided. The total amount of unrecognized tax benefits at December 31, 2013 and 2012 was $439 thousand and $175 thousand, respectively. Prior to 2012, the Company had no material unrecognized tax benefits.

ANNUAL REPORT 2013 39 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted Reconciliation of Unrecognized Tax Benefits: December 31, 2013 2012 2011 (in thousands) Beginning balance $ 175 $ - $ - Additions for tax positions of prior years - - - Reductions for tax positions of prior years - - - Additions for tax positions of current year 264 175 - Reductions for tax positions of current year - - - Reductions due to settlements - - - Reductions due to lapse of statute of limitations - - - Ending balance $ 439 $ 175 $ - We have established a liability for unrecognized tax benefits that management believes to be adequate. Once established, unrecognized tax benefits are adjusted if more accurate information becomes available, or a change in circumstance or an event occurs necessitating a change to the liability. Given the inherent complexities of the business and that we are subject to taxation in a substantial number of jurisdictions, we routinely assess the likelihood of additional assessment in each of the taxing jurisdictions. The total amount of unrecognized benefits that, if recognized, would affect our effective tax rate was $439 thousand and $175 thousand at December 31, 2013 and 2012, respectively. There were no unrecognized tax benefits at December 31, 2011. The Company does not anticipate any significant changes in its reserves for uncertain tax benefits within the next 12 months. The Company classifies interest and penalties on uncertain tax positions in income tax expense. There was no interest or penalties on uncertain tax positions in 2013, 2012 and 2011, and there was no accrued interest or penalties at December 31, 2013, 2012 and 2011. As of December 31, 2013, 2012 and 2011, the undistributed earnings in our international subsidiaries were $2.9 million, $463 thousand and $187 thousand, respectively. Undistributed earnings of the Company’s foreign operations are intended to remain permanently invested, and accordingly, no U.S. income taxes have been provided on these earnings. If at some future date these earnings cease to be permanently invested, the Company may be subject to U.S. income taxes and foreign withholding and other taxes on such amounts. Because the time and manner of repatriation is uncertain, we cannot reasonably estimate the amount of the deferred income tax liability relating to unrepatriated earnings at this time. The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company’s U.S. federal and state income tax returns for the tax years 2010 and forward are open for examination by the taxing jurisdictions. The Company’s foreign income tax returns are open for examination by the local taxing jurisdictions for the following years: New Zealand – 2009 and forward; U.K. – 2010 and forward; Australia – 2012.

DILIGENT BOARD MEMBER SERVICES, INC. 40 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted 12) Redeemable Preferred Stock On March 11, 2009, the Company issued 30 million shares of Series A Preferred Stock for $0.10 per share in a private offering, providing aggregate gross proceeds of $3 million. Expenses relating to the share issuance were $139 thousand. The principal terms of the Preferred Shares are as follows: Dividend rights – The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, and other factors). The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price as the Series A. Preferred stock of $0.10 per share – The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock. In addition to the 11% preferred dividend, the holders of the Preferred Shares are also entitled to participate pro rata in any dividend paid on the Company’s common stock. Conversion rights – The Preferred Shares are convertible at any time at the option of the holders into the Company’s common stock on a one-for-one basis. In addition, Preferred Shares will automatically be converted into common stock upon the closing of an underwritten share offering by the Company on a registered stock exchange which realizes at least $40 million of gross proceeds. Redemption rights – The holders of the Preferred Shares have the option to require the Preferred Shares (including any PIK shares) to be redeemed in cash, at $0.10 per share plus accrued and unpaid dividends, at any time after 60 months from the date of issue of the Preferred Shares. Any redeemed amounts will be paid in four equal quarterly installments commencing 60 days after the redemption request. Anti-dilution provision – In the event of a future offering of the Company’s stock at a price per common share which is less than the Preferred Share conversion rate immediately before such offering, the conversion price for the Preferred Shares is adjusted according to a weighted average formula. Liquidation entitlement – In the event of any voluntary or involuntary liquidation of the Company, the holders of Preferred Shares are entitled to an amount per Preferred Share equal to 1.5 times the original issue price of $0.10 plus any accrued but unpaid dividends. Voting rights – Preferred Shares have equal voting rights (one vote per share) to common stock, except that Preferred Shares do not vote in the general election of directors. Other provisions – For as long as not less than 15 million Preferred Shares are outstanding, the holders of the Preferred Shares have the right between them to appoint one director, and the Company may not take action relating to certain major transactions without obtaining the consent of not less than 60% of the Preferred Shares or without obtaining the approval of the director appointed by the holder of the Preferred Shares (for matters requiring Board of Directors approval). Accounting for preferred shares – If certain criteria are met, companies must bifurcate conversion options from their host instruments and account for them as free standing derivative instruments. The Company has evaluated the redemption, conversion and contingent conversion features of the Preferred Shares and determined that the embedded conversion option is not required to be bifurcated. Additionally, the Company analyzed the conversion feature and determined that the effective conversion price was higher than the market price at date of issuance; therefore no

ANNUAL REPORT 2013 41 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted beneficial conversion feature was recorded. However, if the Company were to pay Preferred Stock dividends by issuing PIK shares, the issuance of such PIK shares would result in a beneficial conversion feature if the fair value of the Company’s common stock at the dividend declaration date exceeds the per share conversion price of the Preferred Shares. The Company has classified the Preferred Shares as temporary equity because they are redeemable upon the occurrence of an event that is not solely within the control of the issuer. As noted above, the holders of the Preferred Shares may demand redemption any time after 60 months from the date of issue. The carrying value of the securities, which were initially recorded at their face value net of issuance costs, is increased to the redemption value over the period from the date of issuance to the earliest date of redemption. The carrying value of the Preferred Shares at December 31, 2013 and December 31, 2012 is as follows: December 31, 2013 2012 (in thousands) Gross proceeds $ 3,000 $ 3,000 Less: Issuance costs (139) (139) 2,861 2,861 Issuance of PIK shares 267 267 Cumulative amortization of offering costs 133 105 Carrying value at December 31 $ 3,261 $ 3,233 13) Stockholders’ equity In 2013 and 2012, the aggregate shares of common stock issued to employees upon the exercise of stock options were 190 thousand and 1.8 million, respectively. In 2012, the Company adopted a Stock Purchase Plan, under which employees and directors could purchase shares of common stock of the Company. The number of shares purchased under this plan in 2013 and 2012 was 0 and 9,964, respectively. The Company has reserved 42.4 million shares to be issued upon conversion of its Series A Preferred Stock, outstanding stock options and shares available for future issuance under its existing Stock Option and Incentive Plans. Spring Street Partners, L.P., a holder of the Series A Preferred Stock, waived its right to the preferred stock dividend payable on January 3, 2013 of $240 thousand. This was recorded as a capital contribution in 2013 when waived. The founder and managing partner of Spring Street Partners, L.P. is also the Chairman of the Board of Directors of the Company. Spring Street Partners, L.P. waived its right to the preferred stock dividend payable on January 4, 2012 of $240 thousand. This was recorded as a capital contribution in 2012 when waived. 14) Stock option and incentive plans In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (the “2007 Plan”) authorizing the issuance of up to 10 million shares of the Company’s common stock as awards to selected employees, directors and consultants of the Company and its affiliates, in the form of incentive stock options, non-qualified stock options, and stock awards. In June 2010, the Company adopted the 2010 Stock Option and Incentive Plan (the “2010 Plan”)

DILIGENT BOARD MEMBER SERVICES, INC. 42 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted authorizing the issuance of up to 5 million shares of the Company’s common stock to employees, directors and consultants of the Company and its affiliates, as incentive stock options and non-qualified stock options. The 2010 Plan was amended in April 2012 to authorize the issuance of an additional 2.5 million shares. The Company’s Board of Directors or the Compensation Committee determined the number of shares, the term, the frequency and date, the type, the exercise periods, and any performance criteria pursuant to which stock option awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the 2007 and 2010 Plans. On May 3, 2013, the Board adopted the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “Plan”), which was approved by the Company’s stockholders in June 2013. An aggregate of 8.5 million shares of the Company’s common stock may be issued pursuant to the Plan to employees, directors and consultants of the Company and its affiliates. Of the shares available under the Plan, 4.1 million were utilized in connection with the replacement incentive awards issued in accordance with the CEO Substitute Remuneration Package as discussed below. As of the date of approval of the 2013 Plan, 46 thousand and 2.6 million shares remained available for issuance under the 2007 and 2010 Plans, respectively. Upon approval of the 2013 Plan, the Company discontinued use of the 2007 and 2010 Plans and no shares remain available for future issuance under these plans. Awards under the Plan may be made in the form of stock options (which may constitute incentive stock options or nonqualified stock options), share appreciation rights, restricted shares, restricted share units, performance awards, bonus shares and other awards. In addition, certain awards under the Plan may be denominated or settled in cash, including performance awards. The Board and the Company’s stockholders have approved a remuneration package for non-executive directors for the 2013 and subsequent fiscal years (the “New Remuneration Package”). The New Remuneration Package consists of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component. The total value of the New Remuneration Package for standard board service is $130 thousand per annum, $50 thousand of which will be payable in cash. The Company’s non-executive directors, other than the Chairman of the Board, will receive a stock grant for 2013 service with a total value of $80 thousand, which will be paid to such non-executive directors in equal installments at the end of each quarter of the calendar year. On March 14, 2014, the Company satisfied such grant through the issuance of 86,497 restricted shares to its directors based on the volume weighted average trading price of the Company’s common stock on its primary trading market for the 20 trading days immediately prior to such date, pro-rated for any director who served on the Board for less than the full calendar year. In December of 2012 the Company’s Board of Directors authorized a Special Committee of independent directors to conduct a review of the Company’s past stock issuances and stock option grants to determine that they were in accordance with the relevant incentive plans. The Special Committee found that three option awards – one under the 2007 Plan, and two under the 2010 Plan – exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. Specifically, a 2009 award to the Chief Executive Officer (CEO) exceeded the cap in the 2007 Plan by 1.6 million shares, a 2011 award to the CEO exceeded the cap in the 2010 Plan by 2.5 million shares, and a 2011 award to another officer exceeded the cap in the 2010 Plan by 250 thousand shares. In May 2013, the Company and the Company’s CEO entered into a Replacement Grant Agreement providing for the cancellation of certain stock options and the issuance of a replacement award, which was to become effective upon the occurrence of certain future events.

ANNUAL REPORT 2013 43 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted On June 12, 2013, the Company entered into an agreement with respect to the options for 250 thousand shares issued to the other officer in excess of the applicable plan cap, under which the 250 thousand options were cancelled, the vesting schedule for the remaining nonvested options were extended over a four and a half year period, and replaced with 150 thousand Restricted Stock Units, with graded vesting over four and a half years. The modification of this award resulted in additional expense of $66 thousand, which will be recognized on a graded basis through December 2017. On December 23, 2013, the Company and the CEO entered into an Amendment to Replacement Grant Agreement which finalized the terms of the incentive compensation package to be provided to the Company’s CEO in substitution for certain awards that exceeded the applicable plan caps. Under the terms of the Amendment to Replacement Grant Agreement, on December 23, 2013 (the “Grant Date”), the CEO’s fully vested option to purchase 2.4 million shares of the Company’s common stock for an exercise price of U.S. $0.14 per share was cancelled to the extent it was in excess of the applicable plan cap, consisting of 1.6 million of such shares. In exchange for the cancellation of the relevant portion of the award, the CEO received: • An option to purchase 1.6 million shares of common stock having an exercise price of U.S. $2.79, which was the Company’s closing price per share expressed in U.S. dollars on the last trading day on the NZSX immediately prior to the Grant Date (the “Exercise Price”) of December 23, 2013. The option vested on December 31, 2013, and will have a term of ten years from the Grant Date. • A performance cash award of U.S. $4.2 million, determined based on 1.6 million multiplied by the excess of the Exercise Price of U.S. $2.79 over U.S. $0.14. The CEO’s right to receive such cash award is contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014 and his continued employment through such date. Any cash award, once earned, will be paid in three equal annual installments in 2014, 2015 and 2016, or, if earlier, upon a change in control of the Company or the CEO’s separation from service. Any payment due on any installment date will be proportionally reduced if the sum of the Company’s stock price plus dividends for a measurement period prior to each payment date falls below 75% of the Exercise Price. In addition, the CEO held an option to purchase 3 million shares of the Company’s common stock for an exercise price of U.S. $0.82 per share, which remained subject to vesting. Under the terms of the Amendment to Replacement Grant Agreement, the Company cancelled the portion of such option in excess of the applicable plan cap, consisting of 2.5 million of such shares. In exchange for the cancellation of the relevant portion of the award, the CEO received: • Performance share units for 2.25 million shares of common stock contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. For purposes of clarification, performance share units in this context are units of common stock issued to the CEO upon satisfaction of the performance criteria outlined herein. Once earned, the award will vest in four equal installments based on continued employment, commencing June 30, 2015, with full vesting occurring on June 30, 2018. The delivery dates for the vested performance shares will be 50% in 2018 and 50% in 2019 or, if earlier, upon a change in control of the Company or the CEO’s separation from service. • Performance share units for up to 250 thousand shares of common stock contingent on the Company achieving either at least 15% fully diluted EPS growth (adjusted to exclude stock-based compensation expense and extraordinary items) or 15% total stockholder return (“TSR”) growth in four one-year measurement periods beginning April 1, 2013. TSR growth will be measured based on the Company’s stock price performance during the 20 trading days prior to the relevant measurement date. Performance share units for 62.5 thousand shares of common stock will be earned in each year for which the applicable target is met, with the additional opportunity to

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT'D:
YEARS ENDED DECEMBER 31, 2013, 2012 & 2011
All amounts in US$ unless otherwise noted

earn such shares at the end of the four year performance period if the cumulative fully diluted EPS growth or TSR growth meet the cumulative performance target. The delivery dates for the vested performance shares will be in 2018 or, if earlier, upon a change in control of the Company or the CEO's separation from service.

The vesting of the options, performance cash award and performance stock units described above will be subject to certain acceleration provisions in the event of a change in control of the Company, upon death or disability or if the CEO is terminated without cause or resigns for good reason.

The liability for the performance cash award of $1.6 million is recorded in accrued expenses and other current liabilities and $0.6 million is recorded in Other non-current liabilities on the Consolidated Balance Sheet as of December 31, 2013. The Company recorded compensation expense of $2.9 million in the second half of 2013 relating to the replacement award. The replacement award is expected to result in compensation cost of $3.1 million in 2014, $0.7 million in 2015, $0.4 million in 2016, $0.2 million in 2017 and $0.1 million in 2018.

Stock option awards – In January 2011, the Company granted 750 thousand stock options to one of its executive officers at an exercise price of $0.46 per share, with graded vesting over three years, and in June 2011, the Company granted 3 million stock options to its Chief Executive Officer, with graded vesting over seven years. In 2012, the Company granted 1.4 million stock options to five of its executive officers, with cliff vesting after three years. In 2013, in addition to the 1.6 million stock options issued to the CEO as part of the replacement compensation package, the Company issued 380 thousand options to various officers at exercise prices ranging from $3.92 – $6.44 per share, with graded vesting over four years.

The exercise price of each option is the market price of the Company's stock for the last sale prior to the grant date, converted to U.S. dollars using the exchange rate in effect on the grant date. The options generally expire after a period not to exceed ten years, except in the event of termination, whereupon vested options must be exercised generally within three months, or upon death or disability, in which cases the vested options must be exercised within twelve months, but in all cases the exercise date may not exceed the expiration date.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The resulting fair value is recorded as share-based compensation expense on either a straight line or a graded basis depending on the vesting terms, over the option vesting period, ranging from six months to seven years. The fair value of options granted to nonemployees is initially measured at grant date and remeasured each quarter until the vesting date, which is the measurement date for share-based compensation issued to nonemployees.

The weighted average fair value per share for options granted during 2013, 2012 and 2011 was $1.69, $1.51 and $0.72, respectively. The fair values were estimated using the following range of assumptions:

	Year ended December 31,		
	2013	2012	2011
Expected volatility(1)	58.06 – 59.20%	54.13 – 58.75%	156.67 – 167.79%
Expected term(2)	5.0 - 6.3 years	6.50 years	6.00 – 7.25 years
Risk-free interest rate(3)	1.08 – 1.68%	0.94 – 1.60%	1.93 – 2.19%
Dividend yield	-	-	-

(1) The expected volatility was determined using historical volatility data for comparable companies.
(2) The expected term of the options has been estimated using the simplified method which calculates the average of the vesting period and the contractual term of the options, because the Company's limited historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term.
(3) The risk free interest rate is based on the U.S. Treasury constant maturity nominal yield with a term approximately equal to the expected terms of the options.

44 DILIGENT BOARD MEMBER SERVICES, INC.

ANNUAL REPORT 2013 45 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted In determining expected volatility, the Company uses historical volatility data for comparable companies because the period of active trading history of its own stock is less than the expected term of the options. In 2012, the Company refined its estimate of expected volatility, by adjusting the entities previously identified as comparable based on the growth and stage of the Company. This resulted in a lower volatility, which is consistent with the Company’s own stock price history. The Company made this determination in the fourth quarter for all grants issued in 2012. The effect on each of the previous three quarters in 2012 was not material to the quarterly or annual financial statements. A summary of stock option activity for the year ended December 31, 2013 and 2012 is as follows: Weighted average Weighted average Options exercise price remaining contractual term (in thousands) Outstanding at January 1, 2012 8,822 $ 0.43 8.43 years Granted 1,375 2.77 Exercised (1,849) 0.29 Forfeited (30) 0.16 Outstanding at January 1, 2013 8,318 0.85 7.82 years Granted 1,980 3.42 Exercised (190) 0.39 Cancelled (4,350) 0.55 Forfeited - - Outstanding at December 31, 2013 5,758 $ 1.97 7.97 years Exercisable at December 31, 2013 3,681 $ 1.37 7.71 years Options expected to vest 3,681 $ 1.37 7.71 years The aggregate intrinsic value of the stock options exercisable at December 31, 2013, 2012 and 2011 was $6.5 million, $15.0 million and $5.2 million, respectively. The aggregate intrinsic value of options exercised during 2013, 2012 and 2011 was $0.8 million, $5.7 million and $114 thousand, respectively. The aggregate intrinsic value of options expected to vest at December 31, 2013 was $7.8 million. This includes options issued in excess of plan limits discussed above, until such time as alternative compensation is determined. Performance Stock Units – As noted above, in 2013, the Company issued Performance Stock Units (“PSUs”) to its CEO as part of his substitute compensation package. A summary of activity in PSUs is as follows: Performance Weighted average grant stock units date fair value per share (in thousands) Nonvested January 1, 2013 - $ - Granted 2,500 2.79 Vested - - Forfeited - - Nonvested December 31, 2013 2,500 $ 2.79

DILIGENT BOARD MEMBER SERVICES, INC. 46 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted Restricted Stock Units – As noted above, in June 2013, the Company agreed to issue 150,000 Restricted Stock Units (“RSUs”) as replacement compensation for the 250,000 stock options issued to an employee of the Company in excess of the 2010 Plan cap. In June 2013, the Company also agreed to issue 164,000 RSUs to two officers, which vest 25% per year over the next four years, as long as the officers remain in the employ of the Company on each vesting date. The fair market value of the stock on the date of issuance of the RSUs was $5.38 per share. A summary of RSU activity is as follows: Restricted Weighted average grant stock units date fair value per share (in thousands) Nonvested January 1, 2013 - $ - Granted 314 5.38 Vested - - Forfeited - - Nonvested December 31, 2013 314 $ 5.38 The Company estimates the fair value of the RSUs as of the grant date utilizing the closing price of our common stock on that date. During the years ended December 31, 2013, 2012 and 2011, the Company recognized aggregate share-based compensation expense related to stock options and RSUs of $2.6 million, $1.4 million and $0.9 million, respectively, which is included in general and administrative expenses in the statements of operations. In 2013, total stock compensation expense of $2.6 million included $2.3 million for stock options, $0.3 million for RSUs and $22 thousand for PSUs. In 2012 and 2011, stock compensation expense included only stock options. The total income tax benefit recognized in the income statement for share-based compensation costs was $0.8 million, $351 thousand and $0 for 2013, 2012 and 2011, respectively. At December 31, 2013 there was $4.8 million of unrecognized share-based compensation expense, which includes $1.7 million for stock options, $0.7 million for RSUs and $2.4 million for PSUs. The weighted average period for this cost to be recognized is 1.3 years. For awards that are expected to result in a tax deduction, a deferred tax asset is recorded in the period in which sharebased compensation is recognized. Any corporate income tax benefit realized upon exercise of a stock option award in excess of that previously recognized in earnings (referred to as an excess tax benefit) is presented in the consolidated statements of cash flows as a financing cash flow. Realized excess tax benefits are credited to additional paid-in-capital in the consolidated balance sheet and statement of changes in stockholders’ equity. Realized shortfall tax benefits (amounts which are less than that previously recognized in earnings) are first offset against the cumulative balance of excess tax benefits, if any, and then charged directly to income tax expense. The Company sponsors a defined contribution 401(k) plan, which covers all U.S. employees. The Company’s matching contribution to the plan was $362 thousand and $219 thousand in 2013 and 2012, respectively. The Company did not offer an employer match in 2011. In 2012, the Company adopted a non-compensatory stock purchase plan to facilitate the purchase of the Company’s common stock by employees and directors, at a purchase price equal to the average market value over the five trading days preceding the purchase date. The maximum aggregate dollar amount of shares which can be purchased under the plan in any quarter may not exceed $0.5 million. No shares were purchased under this plan in 2013 as the Company has discontinued this plan. During 2012, employees and directors purchased 9,964 shares under the plan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT'D:
YEARS ENDED DECEMBER 31, 2013, 2012 & 2011
All amounts in US$ unless otherwise noted

15) Commitments

Operating leases – The Company has non-cancelable operating lease agreements for office space in New York City and New Jersey in the United States, Christchurch, New Zealand; London, England; and Sydney, Australia; which expire at various dates through 2024. Rent expense for leases with rent escalations is recognized on a straight-line basis over the term of the lease. Rent expense under operating leases for the years ended December 31, 2013 and 2012 was $1.3 million and $0.7 million, respectively.

The lease agreements require security deposits in the amount of $676 thousand at December 31, 2013, which is recorded in the balance sheet.

The Company entered into sub-lease that commenced on December 1, 2013 and will terminate on February 2018. The Company will receive future rental income of $842 thousand and have operating rent expense of $920 thousand. As of December 31, 2013, the Company has recorded a loss of $96 thousand related to the sublease that has been charged to rent expense.

Future minimum lease payments and sublease income for leases that have initial or non-cancelable lease terms in excess of one year at December 31, 2013 are as follows:

Year ending December 31,	Minimum lease commitments	Sublease	Minimum net rentals
		(in thousands)	
2014	$ 1,663	$ (173)	$ 1,490
2015	1,618	(204)	1,414
2016	1,611	(211)	1,400
2017	1,529	(217)	1,312
2018	1,153	(37)	1,116
Thereafter	6,466	-	6,466
	$ 14,040	$ (842)	$ 13,198

Warranties and indemnification – The Company's service is warranted to perform in a manner materially consistent with its marketing and training materials, specifications and technical information provided to users. The Company's arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party's intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations.

The Company has also agreed to indemnify its directors and officers to the fullest extent allowed under applicable law for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's services as a director or officer of the Company, or arising as a result of that person serving at the request of the Company as a director, officer, employee or agent of another enterprise. The Company maintains director and officer insurance coverage that should enable the Company to recover a portion of any future amounts paid.

Employment contracts – In 2011, the Company entered into a three year employment contract with its Chief Executive Officer which calls for base compensation of $510 thousand per annum with a minimum 15% increase each year for the

ANNUAL REPORT 2013 47

DILIGENT BOARD MEMBER SERVICES, INC. 48 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONT’D: YEARS ENDED DECEMBER 31, 2013, 2012 & 2011 All amounts in US$ unless otherwise noted term of the contract. The contract states that if the officer were to be terminated for a reason other than cause, the officer shall be paid one year of his then current base salary. 16) Contingencies Sales tax risk – States and some local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our subscription services in various jurisdictions is unclear. We have recorded sales tax provisions of $736 thousand and $1.5 million as of December 31, 2012 and 2013, respectively, with respect to sales and use tax liabilities in various states and local jurisdictions. It is possible that we could face sales tax audits and that our liability for these taxes could exceed our estimates as state tax authorities could still assert that we are obligated to collect additional amounts as taxes from our customers and remit those taxes to those authorities. We could also be subject to audits with respect to states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes on our services in jurisdictions where we have not historically done so and do not accrue for sales taxes could result in substantial tax liabilities for past sales, discourage customers from purchasing our application or otherwise harm our business and operating results. 17) Risks and uncertainties Interest rate risk – Interest rate risk is the risk that market interest rates will change and impact the Company’s financial results by affecting the rate of interest charged or received by the Company. It is not expected that changes in interest rates will materially affect the Company’s results of operations. Currency rate risk – The Company is subject to currency rate risk primarily from export sales to Canada, Europe, Australia, Singapore and New Zealand, and from cash balances maintained in foreign currencies. Transactions in foreign currencies are reported at the rates of exchange at the transaction date. Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. All differences are recorded in results of operations. Concentrations of credit and other risks – Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade accounts receivable, money market funds, time deposits and a term deposit. The Company sells its service to a diverse number of customers and performs ongoing credit evaluations of its customers’ financial condition as part of its accounts receivable monitoring procedures. No single customer accounted for more than 10% of the accounts receivable balance at December 31, 2013 and 2012. No single customer generated more than 10% of revenue in 2013 or 2012. Our (1) money market funds and time deposits which are classified as cash and cash equivalents and (2) our term deposit, are maintained with high credit quality banking institutions in the United States, New Zealand and Great Britain. At times the cash balances may be in excess of the insurance limits at a particular bank.

ANNUAL REPORT 2013 49 CONTROLS AND PROCEDURES BACKGROUND Special Committee Investigation In December of 2012 the Company appointed a Special Committee of independent directors to examine whether some options and shares granted to some executives may not have been issued in strict compliance with the relevant stock option and incentive plans. The Special Committee found that three option awards exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. As part of its work, the Special Committee also reviewed the Company’s compliance with applicable regulations since listing on the NZSX market in 2007, including U.S. and New Zealand securities regulations and the NZSX Listing Rules. The Special Committee identified a number of instances where it appears that the Company was not, or may not have been, in compliance with its U.S. and New Zealand regulatory obligations. The Special Committee determined that these instances of non-compliance were inadvertent and attributable in part to the constrained resources of the Company in a period of financial difficulty in the years following its listing on NZSX on December 12, 2007, and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements. Despite the fact that the instances of non-compliance were inadvertent, several findings of the Special Committee indicated that the internal control environment at the Company requires improvement. The relevant findings of the Special Committee included that: • The Company experienced a period of rapid growth and quickly found itself in a complex regulatory regime that required the Company to comply with U.S. law, New Zealand law and both U.S. and New Zealand regulatory requirements, and the Company’s internal and external processes did not keep up with that complex regulatory environment. • The Company’s senior management charged with compliance were not well-versed in the complexities of the legal and regulatory regimes applicable to the Company. • The Company did not correctly interpret the plan provisions relating to the relevant stock option grants, and adequate advice of outside advisors was not regularly sought as a general matter. • The Company did not maintain robust compliance procedures or review of regulatory effectiveness or compliance practices, and the role of senior management in compliance was not clearly defined or regularly evaluated. As described in further detail below, the Company intends to take appropriate steps to make the necessary improvements to remediate the identified deficiencies, and has implemented a number of remedial actions as of the time of this Annual Report. Revenue Recognition Review and Restatement of Certain Historical Financial Statements On June 20, 2013, New Zealand time, we announced that senior management had identified and communicated to the Audit Committee of the Board of Directors an error in a revenue recognition practice affecting certain customer agreements. The Company, with the assistance of its new Chief Financial Officer and in consultation with its independent accounting firm, engaged in an analysis of its revenue recognition practices under its customer agreements to determine

DILIGENT BOARD MEMBER SERVICES, INC. 50 whether they were in accordance with GAAP and applicable accounting guidance. The Company also assessed the materiality of the identified errors to make a conclusion as to whether they were material for the purpose of requiring a restatement of the Company’s historical financial statements for any fiscal period. On August 5, 2013 in the U.S., we announced that our historical financial statements for the fiscal years ended December 31, 2012, 2011 and 2010, and the interim financial statements for the fiscal quarter ended March 31, 2013, should no longer be relied upon as a result of errors in revenue recognition identified in our review. In addition, on January 28, 2014 in the U.S., we determined that due to an additional error in our historical financial statements relating to the accounting treatment of a note receivable from our predecessor entity, our historical financial statements previously filed with the SEC for the fiscal years ended December 31, 2009, 2008 and 2007, including interim periods within such fiscal years, should no longer be relied upon. On April 7, 2014, we filed with the SEC the 2012 10-K Amendment and the 10-Q Amendment. The 2012 10-K Amendment and the 10-Q Amendment contained restated financial information for the fiscal years ended December 31, 2012 and 2011, the quarterly periods within such fiscal years and the quarterly period ended March 31, 2013, as well as an updated assessment of our internal control over financial reporting as of December 31, 2012. In connection with our restatement process and the filing of the 2012 10-K Amendment in April 2014, management re-assessed the effectiveness of our internal control over financial reporting and determined that our financial reporting control environment was ineffective as of December 31, 2012. As discussed in management’s report on internal control over financial reporting below, these conditions had not been remediated as of December 31, 2013. We lacked a sufficient complement of trained finance, accounting and tax personnel and did not establish adequate accounting and financial reporting policies and procedures as a general matter. In particular, there were material weaknesses in our control environment and the design, establishment, maintenance and communication of effective controls relating to revenue recognition, income taxes and certain transactions with our predecessor entity. In addition, our accounting and financial reporting processes were dependent on the maintenance of spreadsheets that had become inadequate to ensure accurate and timely financial reporting given the growth of the Company and the volume of transactions. As a result of these material weaknesses, the following accounting errors occurred, which led to our determination that our financial statements for the fiscal years ended December 31, 2012, 2011 and 2010 should no longer be relied upon: • The Company did not properly apply applicable accounting guidance related to revenue recognition in respect of installment fees. Specifically, beginning in 2009, as a result of a comment received in a prior review of the Company’s filings by the SEC, the Company began to recognize installation fee revenue over the 12-month contract term after considering SAB Topic 13.A.3.F. The Company failed to periodically re-evaluate whether it should amortize the installation fee revenue over the expected life of the customer relationship in subsequent years, as indicated by footnote 39 of SAB Topic 13.A.3.F, as its business matured. • The Company did not maintain sufficient procedures and controls to ensure that all elements required for the recognition of revenue in accordance with SAB Topic 13 were timely identified and measured. In accordance with SAB Topic 13, recognition of revenue relating to subscription fees for our Diligent Boardbooks service should not commence until the date the service is made available to the customer, as determined by the date the customer has full access to the product. Our historical practice was to consider the contract date to be the service commencement date, and to begin revenue recognition as of the beginning of the month in which the contract date falls.

ANNUAL REPORT 2013 51 Audit Committee Investigation On July 2, 2013 the Audit Committee engaged outside counsel to investigate the accounting errors that gave rise to the need to restate the Company’s financial statements, as well as other historical accounting practices impacting the timing of recognition of revenue. In connection with the Audit Committee investigation, it was determined that the Company included in its financial results certain customer agreements that, while having an effective date within a quarter, had not been signed by all parties within the quarter, as would be required to commence revenue recognition under U.S. GAAP (assuming all other criteria for revenue recognition were met at such time). The early inclusion of such contracts did not have a material impact on previously reported revenue for fiscal quarters including the first quarter of 2010 through the first quarter of 2013. The Audit Committee investigation resulted in no finding of intentional misconduct or fraud. EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES Disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, are controls and other procedures designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the rules and forms promulgated by the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In connection with the preparation of this Annual Report, the Company evaluated under the supervision of and with participation from the Company’s management, including our Chief Executive Officer and Chief Financial Officer, as to the effectiveness of the Company’s disclosure controls and procedures. Based upon such evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, because of the material weaknesses in its internal control over financial reporting identified in connection with the Special Committee process and the revenue recognition review and restatement, the Company’s disclosure controls and procedures were not effective as of December 31, 2013. MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING Management is responsible for establishing and maintaining adequate “internal control over financial reporting” for the Company, as that term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect every misstatement. Any evaluation of effectiveness is subject to the risk that the controls may subsequently become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may decrease over time. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide

DILIGENT BOARD MEMBER SERVICES, INC. 52 reasonable assurance regarding prevention or timely detection of unauthorized use, acquisition, or disposition of the Company’s assets that could have a material effect on the financial statements. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the preparation of this Annual Report, management, with the participation of our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. Management completed its assessment using the criteria set forth in “Internal Control – Integrated Framework (1992)” by COSO, an integrated framework for evaluation of internal controls issued to identify the risks and control objectives related to the evaluation of the control environment. The COSO framework summarizes each of the components of a company’s internal control system, including (1) the control environment, (2) risk assessment, (3) control activities, (4) information and communication, and (5) monitoring. Management, taking into consideration the Special Committee’s findings, and matters identified through the revenue recognition review and restatement, concluded that our internal controls over financial reporting were not effective as of December 31, 2013 due to the following: • Control Environment Surrounding Stock Grants. The Company has experienced rapid growth and increasingly complex regulatory issues inherent in a dual regulatory regime involving U.S. and New Zealand regulations. Senior personnel at the Company in charge of compliance issues did not have adequate expertise in relevant requirements and did not regularly consult with advisors in a manner that ensured compliance with applicable requirements relating to stock option grants and stock issuances. The Company did not reinforce that compliance was an important activity through personnel review, compensation activities or investment in compliance. • Accounting and Financial Reporting Control Environment. The Company did not maintain sufficient levels of qualified personnel in its executive, accounting, finance and tax functions and did not establish adequate accounting and financial reporting policies and procedures as a general matter. In addition, the Company did not provide adequate oversight of accounting and financial reporting activities. Additionally, the Company did not maintain sufficient documentation surrounding the Company’s adherence to its accounting policies and procedures, maintain records that would be sufficient to support the manner in which the Company recorded transactions, or communicate and apply proper accounting policies and procedures. • Ineffective Control Activities Relating to Equity Grants. There were inadequate procedures for ensuring that stock option grants and stock issuances complied with applicable plan terms as well as applicable laws and listing rules. • Ineffective Control Activities Relating to Use of Spreadsheets. Our accounting and financial reporting processes were dependent on the maintenance of spreadsheets that had become inadequate to ensure accurate and timely financial reporting given the growth of the Company and the volume of transactions. Among other areas, spreadsheets are utilized in determining the Company’s revenue recognition from customer agreements, consolidated income tax provision, and preparing the Company’s period-end consolidation. We have determined that there were insufficient change management or access controls in place, or such processes lacked formal documentation, to prevent unauthorized modification of the data or formulas within these spreadsheets, and there was no review or approval process to detect unauthorized changes or errors. • Design and Maintenance of Controls Surrounding Revenue Recognition. The Company did not design, establish and maintain effective controls over revenue recognition. The inadequate levels of knowledge among Company

ANNUAL REPORT 2013 53 personnel resulted in a failure to correctly apply accounting guidance relating to revenue recognition, including SAB Topic 13.A.3.F. relating to installation fees. The Company’s procedures and controls were not adequately designed to ensure that all elements required for the recognition of revenue in accordance with SAB Topic 13 were timely identified and measured to ensure that revenue was recorded correctly within the appropriate period. • Design and Maintenance of Controls Surrounding Taxes. The Company did not design, establish and maintain effective controls over accounting for income taxes. The inadequate levels of knowledge among Company personnel resulted in a failure to correctly apply accounting guidance relating to the tax provision and deferred and current taxes. Additionally, the Company failed to collect and remit state sales tax in certain states where such taxes applied. • Information and Communication. The Company did not maintain sufficient written revenue recognition policies in accordance with GAAP, proper policies were not clearly communicated to or understood by all sales and legal personnel responsible for the contracting process, and contract procedures were not well-documented in order to ensure that contracts were recorded in the appropriate fiscal quarter. There was not an open flow of information and communication between legal and finance personnel prior to the issuance of stock option grants. Due to the aforementioned material weaknesses in internal control over financial reporting, management performed additional analyses and implemented mitigating controls and procedures in connection with preparing the financial statements for the periods covered by this Annual Report. Notwithstanding the material weaknesses described above, the Company and its management have concluded that the Company’s consolidated financial statements for the periods covered by and included in this Annual Report are fairly stated, in all material respects, in accordance with generally accepted accounting principles in the United States of America for each of the periods presented herein. REMEDIATION PLAN We intend to take appropriate steps to make the necessary improvements to remediate the deficiencies identified in connection with the Special Committee process and the Company’s revenue recognition review and restatement process, and we intend to consider the results of our remediation efforts and related testing as part of our next year-end assessment of the effectiveness of our internal control over financial reporting. The Company continues to evaluate the remedial measures and to dedicate substantial resources to our remediation efforts. The material weaknesses identified cannot be considered fully remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. As the Company continues to evaluate and test the improvements to its internal control over financial reporting, the Company may determine to take additional measures to address control deficiencies or decide to modify certain of the remediation measures described herein. The Company is committed to improving its overall control environment and financial reporting processes. As part of this commitment, the Company is implementing or has implemented the following remedial and other actions relating to the improvement of our internal controls and governance: Control Environment and Compliance • The Company will reinforce as a “tone at the top” that an effective control environment is a core value of the Company. The Company is committed to improving internal communications regarding its policies and procedures, and the dissemination of information among the various functional areas that are key to the Company’s compliance activities and the accurate and timely preparation of periodic reports.

DILIGENT BOARD MEMBER SERVICES, INC. 54 • The Board of Directors has completed a self-evaluation and reviewed its composition including whether there needs to be changes to the Board and its committees and roles of directors taking into account the skill sets necessary for the Company after taking appropriate external advice. The Board has added two new independent directors as Audit and Compliance Committee members with the requisite experience to qualify as audit committee financial experts pursuant to the applicable rules of the SEC. The Board of Directors and its Committees will implement annual self-evaluations on a going-forward basis. • The Company will include at every Board of Directors meeting (other than meetings on an ad hoc basis or dealing with special items) reporting on compliance as a standard agenda item. • The Board of Directors has tasked the Audit and Compliance Committee to take additional express responsibilities for regulatory compliance and internal controls and procedures, as reflected in the Company’s new Audit and Compliance Committee Charter, and has appointed an independent director to serve as the Board’s point person on compliance issues. • The Company hired a new Chief Financial Officer in May 2013 and a new Controller in September 2013. Our new Chief Financial Officer and Controller have significant experience in revenue recognition with an emphasis in the software and SaaS industries and public reporting experience. • The Company has hired a new Assistant Controller in April 2014 and intends to engage a nationally-known firm to assist in the accounting and disclosure related to income taxes. • The Company hired a new General Counsel in June 2013, with sufficient experience in public company compliance and the technology, software and SaaS industries, and his role includes an appropriate responsibility for and focus on compliance. The General Counsel regularly reports to the Company’s lead director on the design, maintenance and performance of the Company’s compliance policies and activities. • The Company and the Board of Directors will include in regular evaluations of the Chief Executive Officer, Chief Financial Officer and General Counsel a review of their performance and attention to governance, compliance and risk mitigation. • The Company has adopted a whistleblower policy and hotline, through which employees at all levels can anonymously submit information or express concerns regarding accounting, financial reporting or other matters regarding compliance. The Company has also updated its securities trading policy, adopted a corporate communications policy and updated its Board Committee charters. In addition, we intend to introduce mandatory compliance training for employees and consultants who are involved in the process of preparing, submitting or generating data for reports that are submitted to regulators. The Company is continuing to review improved procedures and training programs that ensure regulatory compliance and a strong control environment. Controls over Stock Option Grants and Stock Issuances • The Company will take steps to ensure that all shares issued under its stock option and incentive plans are registered with all applicable regulatory authorities and are issued in compliance with all applicable laws. The Company has prepared Form S-8 Registration Statements to register shares underlying unexercised options under the Company’s 2007 Plan and 2010 Plan, and awards under the Company’s 2013 Plan, which Form S-8 will be filed with the SEC shortly after becoming current in the Company’s periodic reporting requirements.

ANNUAL REPORT 2013 55 • The Company obtained a validation order from the High Court of New Zealand in connection with the shares issued to New Zealand residents under the 2007 Plan and the 2010 Plan. • The Company has assisted its officers and directors in filing outstanding filings in respect of past issuances of stock and options with the appropriate U.S. and New Zealand regulatory agencies. • Under the supervision of the Compensation Committee, the Company will adopt robust written controls governing the grant of stock options and other awards, designed to ensure compliance with the Company’s plans and applicable laws. Controls over Revenue Recognition and Financial Reporting • In addition to its new Chief Financial Officer and Controller, the Company will hire a contracts/AR manager with responsibility for overseeing proper accounting and billing of contracts. • The Company will implement an internal audit function reporting to the Audit Committee, to provide additional evaluation of the Company’s internal controls processes and procedures on an ongoing basis. • The Company will retain an outside consulting firm to evaluate, at regular intervals, the Company’s internal controls and procedures, and the Audit and Compliance Committee will ask the independent auditors of the Company to comment on the Company’s internal controls and procedures on a regular basis. • The Company will implement, maintain and monitor its compliance with written revenue recognition policies in accordance with GAAP, which will be regularly communicated to all accounting, sales and legal personnel. • The Company will implement, maintain and monitor its compliance with written policies governing the contracting process, including the signing and dating of contracts and the retention of all necessary contract documents to support the recognition of revenue in the appropriate fiscal periods. • The Company will implement regular training on its new contract and revenue recognition procedures in accordance with GAAP for its accounting, sales and legal personnel. We are committed to maintaining a strong internal control environment, and believe that these remediation actions will represent significant improvements in our controls when they are fully implemented. Our remediation efforts are ongoing and have not been completed. Additional remediation measures may be required, which may require additional implementation time. We will continue to assess the effectiveness of our remediation efforts in connection with our evaluations of internal control over financial reporting. Prior to the completion of our remedial measures, there remains risk that the processes and procedures on which we currently rely will fail to be sufficiently effective, which could result in material misstatement of our financial position or results of operations and require a restatement. Moreover, because of the inherent limitations in all control systems, no evaluation of controls – even where we conclude the controls are operating effectively – can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time,

DILIGENT BOARD MEMBER SERVICES, INC. 56 our control systems, as we develop them, may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. RISK FACTORS An investment in our common stock is subject to risks inherent in our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this report and in our other public filings. In addition to the risks and uncertainties described below, other risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and results of operations. If any of the following risks and uncertainties, or if any other risks and uncertainties, actually occurs, our business, financial condition or operating results could be harmed substantially, which could cause the market price of our stock to decline, perhaps significantly. We have concluded that as of December 31, 2013, our disclosure controls were not effective and we identified material weaknesses in our internal control over financial reporting. Our adoption of remedial measures to improve our internal controls will cause us to incur additional costs in future periods. Any failure in our remediation efforts could have a material adverse effect on our ability to file required reports with the SEC, NZX or the New Zealand Registrar of Companies and report our financial results timely and accurately. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934, as amended. In our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 18, 2013, we disclosed material weaknesses in our control environment, control activities and information and communication relative to stock option grants and stock issuances. We did not follow adequate practices to ensure that such issuances and grants were in compliance with our stock option and incentive plans, New Zealand securities laws, U.S. securities laws, and New Zealand exchange listing requirements. In Amendment No. 2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 7, 2014 in connection with the restatement of our financial statements, we disclosed multiple material weaknesses in addition to those previously identified. We lacked a sufficient compliment of trained finance, accounting and tax personnel and did not establish adequate accounting and financial reporting policies and procedures as a general matter. In particular, there were material weaknesses in our financial reporting control environment and the design, establishment, maintenance and communication of effective controls relating to revenue recognition, income taxes and certain transactions with our predecessor entity, SSH LLC. In addition, our accounting and financial reporting processes were dependent on the maintenance of spreadsheets that had become inadequate to ensure accurate and timely financial reporting given the growth of the Company and the volume of transactions. As described in the “Controls and Procedures” section of this Annual Report, the Company has adopted remedial measures intended to address the material weaknesses described in our prior filings. However, management has determined that these material weaknesses still existed as of December 31, 2013 because the remedial measures had not been fully implemented and tested as of such date. In addition, management determined that our disclosure controls were ineffective as of December 31, 2013 due to the existence of these material weaknesses. A material weakness is defined as a control deficiency, or combination of significant control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management

ANNUAL REPORT 2013 57 or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. An effective internal control environment is necessary for us to produce reliable financial reports. We plan to implement a number of remedial measures designed to address the material weaknesses identified. If we do not successfully improve our internal controls, and remediate the material weaknesses identified in management’s evaluations, we may fail to meet our future reporting obligations on a timely basis, our financial statements may contain material misstatements, our operating results may be negatively impacted, and we may be subject to litigation and regulatory actions. In addition, even if we are successful in improving our internal controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our financial statements or our periodic reports filed with the SEC, the NZX or the New Zealand Registrar of Companies. While management evaluates the effectiveness of our internal control over financial reporting on a regular basis, these controls may not always be effective. There are inherent limitations on the effectiveness of internal controls, including collusion, management override, and failure of human judgment. As an “emerging growth company” we are not required to comply with the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act, which may cause investors to have less confidence in our internal control over financial reporting. The auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act provides that a public company’s independent auditor must attest to and report on management’s internal control over financial reporting. Because we qualify as an “emerging growth company” under the JOBS Act, we are not required to comply with the auditor attestation requirement. The lack of an auditor attestation concerning management’s assessment of our internal controls over financial reporting may cause investors to have less confidence in our internal control over financial reporting. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Our Special Committee’s review of certain stock issuances and stock option grants and our compliance with applicable regulations identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and U.S. regulatory obligations and such instances may expose us to potential regulatory actions and/or contingent liabilities. On December 24, 2012 in the U.S., we announced that a Special Committee of our Board of Directors had commenced an independent investigation to review certain stock and stock option grants to certain executives that may not have been issued in compliance with the relevant stock option and incentive plans. On January 18, 2013, we announced that, based on information obtained by the Special Committee relating to a portion of the historical grants under review, the Special Committee found that three option awards appeared to have exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. On the recommendation of the Special Committee, the Company announced that the option awards that exceeded the caps would be cancelled and that the Special Committee would work with the executives affected by those cancellations to develop appropriate alternative compensation packages. On December 23, 2013, the Company issued substitute awards to the Company’s CEO pursuant to an Amendment to Replacement Grant Agreement, which finalized the terms of the incentive compensation package

DILIGENT BOARD MEMBER SERVICES, INC. 58 provided to the Company’s CEO in substitution for certain awards that were cancelled, as described in Note 14 to the Notes to Consolidated Financial Statements included in this Annual Report. As part of its work regarding stock issuances and stock option grants under the relevant stock option and incentive plans, the Special Committee also reviewed the Company’s compliance with applicable regulations since listing on the NZSX market in 2007, including U.S. and New Zealand securities regulations and the NZSX Listing Rules. The Special Committee identified a number of instances where it appears that the Company was not, or may not have been, in compliance with its New Zealand regulatory obligations. In addition, it was noted that the Company had not registered shares authorized for grant under its stock incentive plans pursuant to the Securities Act of 1933. The Special Committee determined that these instances of non-compliance were inadvertent and attributable in part to the constrained resources of the Company in a period of financial difficulty in the years following its listing on the NZSX market and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements. On March 12, 2013, the Board unanimously adopted remedial actions in response to the findings and recommendations of the Special Committee. The Special Committee investigation and findings and remedial measures adopted by our Board of Directors are described in the “Controls and Procedures” section of this Annual Report. We entered into a settlement agreement, dated August 30, 2013, New Zealand time, with the NZX Limited in respect of past breaches of the NZSX Listing Rules. In connection with this settlement, the NZX Markets Disciplinary Tribunal issued a public censure and imposed a fine of NZ $15 thousand plus certain expenses. The action by the NZX Limited and NZX Markets Disciplinary Tribunal does not foreclose the risk of litigation or other regulatory actions relating to the historical instances of non-compliance identified. Due to the instances of non-compliance, we may be subject to an increased risk of regulatory actions, claims or litigation, the defense of which would require our management to devote significant attention and to incur significant legal expense and which could require us to pay substantial judgments, settlements or other penalties. Our past practices related to the timing of the inclusion of customer agreements in our financial results in a particular period may expose us to potential regulatory investigations. On July 2, 2013, the Audit and Compliance Committee of the Board of Directors engaged outside company counsel to investigate the accounting errors that gave rise to the need to restate the Company’s financial statements, as well as other historical accounting practices impacting the timing of recognition of revenue. In connection with the investigation, it was determined that the Company included in its financial results certain customer agreements that, while having an effective date within a quarter, had not been signed by all parties within the quarter, as would be required to commence revenue recognition under US GAAP. The early inclusion of such contracts did not have a material impact on previously reported revenue for fiscal quarters including the first quarter of 2010 through the first quarter of 2013. While the Audit Committee investigation resulted in no finding of intentional misconduct or fraud, due to this practice, we may be subject to an increased risk of regulatory actions, claims or litigation, the defense of which would require our management to devote significant attention and to incur significant legal expense and which could require us to pay substantial judgments, settlements or other penalties. Due to our Special Committee investigation, the restatement and reaudit of certain of our historical financial statements, and the related Audit and Compliance Committee investigation, we have incurred substantial expenses for accounting, legal and other professional services and we expect to incur additional costs in future periods.

ANNUAL REPORT 2013 59 The restatement and reaudit of certain of our historical financial statements, the related Audit Committee investigation, and the Special Committee’s investigation of our historical stock issuances and stock option grants and related matters have required us to expend significant management time and incur significant accounting, legal and other expenses totaling $0.3 million in 2012 and $5.6 million in 2013. We expect to incur additional costs in future periods, including general and administrative expenses relating to the implementation of remedial measures to improve our internal controls and compliance with applicable regulatory requirements. Certain of our past stock issuances and stock option grants may not have complied with applicable securities laws and regulations and may expose us to potential contingent liabilities, including potential rescission rights or regulatory actions. Previously, we have offered and sold our common stock and options over common stock to employees, directors and others in transactions that may not have been in compliance with applicable New Zealand and U.S. requirements. We did not file with the SEC registration statements covering issuances under our stock incentive plans and certain of the sales and issuances may not have qualified for a valid exemption under the Securities Act of 1933. Consequently, regulatory actions and/or private proceedings could be commenced against us seeking to require us to conduct a rescission offer regarding certain prior sales, whereby we would offer to stockholders the right to rescind or unwind such sales. If a stockholder elects to accept a rescission offer, we would be obligated to pay that stockholder the purchase price plus interest and costs for his/her shares (less distributions previously paid on such shares). The costs required to conduct a rescission offer could be significant. The Securities Act generally requires a private action for a violation of Section 5 of the Securities Act to be brought within one year of the violation. Applicable statutes of limitations in state securities law actions vary. We previously offered our securities to employees and directors in New Zealand for subscription without a registered prospectus and investment statement. The effect of doing so is that the securities so offered may have been invalid under the Securities Act of 1978 (NZ). We submitted an application to the High Court of New Zealand to have the foregoing securities validated and an order validating the securities was granted by the High Court on July 22, 2013, New Zealand time. Even though it is difficult to estimate the financial impact potential rescission rights or similar rights may have on our business, based on the current trading prices of our common stock and the prices at which such issuances occurred, we do not anticipate that any amounts paid would materially affect our liquidity. However, there can be no assurance that our anticipations would prove accurate. Additionally, even given the grant of the High Court order, we could become subject to enforcement action and fines and penalties imposed by New Zealand authorities, the SEC, or state securities agencies. We are subject to U.S. securities laws as a SEC registered company and New Zealand securities and financial reporting laws as a listed company in New Zealand, and these dual regimes increase both our costs and the risk of noncompliance. As a public company, we incur significant legal, accounting and other expenses associated with compliance with applicable laws, rules, regulations and listing requirements. From a New Zealand perspective, these include the NZSX Listing Rules, the Securities Act of 1978, the Securities Markets Act of 1988 and the Financial Reporting Act of 1993. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, and rules subsequently implemented by the SEC and the FMA (NZ), have imposed a variety of compliance requirements on public companies, including requiring changes in corporate

DILIGENT BOARD MEMBER SERVICES, INC. 60 governance practices. In addition, the SEC, the U.S. Congress and the New Zealand Parliament may continue to increase the scope of applicable disclosure and corporate governance-related rules. Our management and other personnel may need to devote a substantial amount of time to the compliance requirements associated with being an SEC registered company and a New Zealand-listed company. Moreover, requirements imposed by these laws, rules and regulations have increased and may continue to increase the scope, complexity and cost of our corporate governance, reporting and disclosure practices. We are subject to New Zealand financial reporting and audit requirements as an entity listed on a New Zealand registered exchange. Our accounts must therefore comply with the Financial Reporting Act of 1993 and the Auditor Regulation Act of 2011. The Directors of the Company are responsible for preparing and arranging for its financial statements to be audited in accordance with the Financial Reporting Act of 1993 and the Auditor Regulation Act of 2011 (NZ). The Company’s US independent registered public accounting firm, Deloitte & Touche LLP has completed its audit of our restated historical financial statements in connection with this Annual Report. Given that Deloitte is a limited liability partnership, Deloitte cannot register under the Auditor Regulation Act of 2011. Accordingly, Deloitte is not and cannot be licensed under that Act. The Company therefore sought and was granted, with effect from 18 April 2014, exemptions from the Financial Reporting Act of 1993 so that it can continue to prepare its financial statements under U.S. GAAP and have them audited by an auditor that is not a licensed audit firm under the Auditor Regulation Act of 2011. The exemption notices being relied upon by Diligent are the Financial Reporting Act (Diligent Board Member Services, Inc.) Exemption Notice 2014 and Securities Act (Diligent Board Member Services, Inc.) Exemption Notice 2014 (“Exemption Notices”). The Exemption Notices are available on the Financial Markets Authority’s website (http://www.fma.govt.nz/laws-we-enforce/legislation/ exemption-notices/current-exemption-notices/). The Financial Reporting Act (Diligent Board Member Services, Inc.) Exemption Notice 2014 expires on 31 July 2015 and the Securities Act (Diligent Board Member Services, Inc.) Exemption Notice 2014 expires on 30 November 2016. The Company will need to reapply to the FMA (NZ) for new exemption notices once the Exemption Notices expire. If new exemption notices are not granted the Company will not be able to comply with its obligations in New Zealand regarding the preparation and audit of its financial statements. Our business depends on clients renewing and upgrading their subscriptions for our services, and any decline in our client renewals or upgrades may harm our future revenue and operating results. Our clients have no obligation to renew their subscriptions for our services after the expiration of their initial subscription period, which is typically 12 months, and in fact, some clients have elected not to renew. In addition, our clients may renew for fewer subscriptions, renew for shorter contract lengths, or renew for lower cost subscriptions. Moreover, under specific circumstances, our clients have the right to cancel their service agreements before they expire. As a result, our ability to grow is dependent in part on clients renewing their subscription contracts. We may not accurately predict future trends in client renewals and upgrades and our client renewal or upgrade rates may decline or fluctuate because of a variety of factors, including our clients’ satisfaction or dissatisfaction with our services, the prices of our services, the prices of services offered by our competitors or reductions in our clients’ spending levels. If our clients do not renew their subscription contracts, renew on less favorable terms, or if clients terminate subscription contracts before the end of their respective terms, our revenue may grow more slowly than expected or decline, which could adversely affect our operating results.

ANNUAL REPORT 2013 61 The markets in which we compete are intensely competitive, and if we do not compete effectively, our operating results may be harmed. The markets in which we operate are intensely competitive and rapidly changing with relatively low barriers to entry. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margin or the failure of our services to achieve or maintain more widespread market acceptance. Often we compete to sell our product against existing applications that our potential clients have already made significant expenditures to install. Competition in our market is based principally upon service breadth and functionality; service performance, security and reliability; ease of use of the service; speed and ease of deployment, integration and configuration; total cost of ownership, including price and implementation and support costs; and financial resources of the vendor. We face competition from both traditional software vendors and SaaS providers. Our principal competitors include Thomson Reuters, BoardVantage, Inc., NASDAQ OMX, Computershare, and ICSA Software International. Many of our actual and potential competitors enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, more varied products and services and larger marketing budgets, as well as substantially greater financial, technical and other resources. In addition, many of our competitors have established marketing relationships and access to larger client bases, and have major distribution agreements with consultants, system integrators and resellers. If we are not able to compete effectively, our operating results will be harmed. If we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boardbooks offerings, or keep pace with technological changes that impact the use of our product offerings, we may lose existing customers or fail to attract new customers and our financial performance and revenue growth may suffer. Our future growth and success depends in part on our ability to sell additional features and services related to our existing Diligent Boardbooks product offering and new products to complement our current offering. In addition, we must continually modify and enhance our Diligent Boardbooks product offering to keep pace with changes in hardware and software platforms, database technology and other items. Uncertainties related to the timing and nature of new product announcements or introductions, or modifications by vendors of operating systems, browsers and other internet-related applications, could impact our ability to keep pace with changes and could harm acceptance of our product offering. We anticipate that sales growth in our Diligent Boardbooks product offering will be subject to slower growth in the U.S. as the market for our product matures and sales remain subject to intense competition. We are continually seeking to develop new offerings and remain subject to all of the risks inherent in product development, including unanticipated technical or other development problems. The introduction of new enhancements or new products may require increasingly sophisticated and costly sales efforts that are targeted at senior management. Similarly, the rate at which our existing clients or new customers purchase new or enhanced services depends on a number of factors, including general economic conditions and that our existing clients do not react negatively to any price changes related to additional features and services. If our efforts to up-sell to our clients are not successful and negative reaction occurs, or if we are not successful in attracting new customers to new product offerings, our business may suffer. There can be no assurance that we will be able to develop enhanced or new product offerings successfully, or to introduce and gain market acceptance of new products in a timely manner.

DILIGENT BOARD MEMBER SERVICES, INC. 62 We are dependent on our direct sales force to maintain and increase sales of our product offering and any future product offerings in the marketplace. If we lose or fail to attract key personnel upon whom we are dependent, our business will be adversely affected. In order to continue to develop our product offering and remain competitive in competition with well-established companies such as Thomson Reuters, NASDAQ OMX, Computershare and others, we must rely on highly specialized engineering and sales talent. These key employees represent a significant asset, and the competition for these employees is intense in the software and SaaS markets. We continue to anticipate significant increases in human resources, particularly in engineering and sales resources, through 2014 to support our growth. We sell our product offering primarily through our direct sales force. Our ability to achieve sales and revenue growth in the future will depend on the success of our direct sales force and our ability to adapt our sales efforts to address the evolving markets for our product offering and any new product offerings. We anticipate the need to continue to increase our direct sales force. There is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. If we were not able to hire or retain competent sales personnel our business would suffer. In addition, by relying primarily on a direct sales model, we may miss sales opportunities that might be available through other sales channels, such as domestic and international resellers and strategic referral arrangements. Any inability to hire and retain salespeople or any other qualified personnel would negatively impact our ability to grow our business and continue to develop our product offerings. Because we recognize revenue from subscriptions for our services over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results. We generally recognize revenue from clients on a daily basis over the subscription term as the services are delivered. Revenue recognition does not commence until the customer has access to the Diligent Boardbooks product, which is typically 3 to 4 weeks after the subscription agreement is executed. As a result, most of the revenue we report in each quarter is the result of subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter may not be reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our services, and potential changes in our rate of renewals may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new clients must be recognized over the applicable subscription term. We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately. We have grown our business rapidly over the past few years. Between the fiscal years ended December 31, 2009 and 2013, our revenues increased from $5.0 million to $64.8 million. During such time, we significantly increased our sales force. We plan to expand our sales and marketing capabilities and broaden our customer support capabilities which will significantly increase our operating expenses. Our expansion has placed, and our anticipated growth may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our overall business, client base, headcount and operations. We also intend to continue expanding our operations internationally. Creating a global organization and managing a geographically dispersed workforce will

ANNUAL REPORT 2013 63 require substantial management effort and significant additional investment in our infrastructure. To manage our expected growth, we will have to: • retain existing personnel; • hire, train, manage and retain additional qualified personnel, including sales and marketing personnel; • implement additional operational controls, financial and reporting systems, controls and procedures; and • effectively manage and expand our relationships with clients, subcontractors and other third parties responsible for manufacturing and delivering our products. If we are unable to effectively manage such growth, our business may become inefficient and we may not be able to effectively compete, increase our revenues or control our expenses. See also the “Control and Procedures” section included in this Annual Report for disclosures relating to our need to hire additional compliance staff. Interruptions or delays in service from any one of our data center hosting facilities could impair the delivery of our services and harm our business. We currently serve our clients from multiple data center hosting facilities located in the United States and in Canada. Any damage to, or failure of, one or more of these facilities or systems generally could impair the delivery of our services. Interruptions or delays in our services may reduce our revenue, cause us to issue credits or pay penalties, cause clients to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new clients. Our business will also be harmed if our clients and potential clients believe our services are unreliable. As part of our current disaster recovery arrangements, our production environment and all of our clients’ data is currently backed up and/or replicated in near real-time in a facility located in the United States and/or Canada. Companies and products added through acquisition may be temporarily served through alternate facilities. We do not control the operation of any of these facilities, and they are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in the need to replace facilities and related expenses. Even with the disaster recovery arrangements, our services could be interrupted. Our data center facility providers have no obligations to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with the facility providers on commercially reasonable terms or if in the future we add additional data center facility providers, we may experience additional costs in connection with the transfer to, or the addition of, new data center facilities. As we continue to add data centers and add capacity in our existing data centers, we may move or transfer our data and our clients’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our services. If our security measures are breached and unauthorized access is obtained to a client’s data or our data or our IT systems, our services may be perceived as not being secure, clients may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities. Our services involve the storage and transmission of clients’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. These security measures may be breached as a

DILIGENT BOARD MEMBER SERVICES, INC. 64 result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise and result in someone obtaining unauthorized access to our clients’ data or our data, including our intellectual property and other confidential business information, or our IT systems. Additionally, third parties may attempt to fraudulently induce employees or clients into disclosing sensitive information such as user names, passwords or other information in order to gain access to our clients’ data or our data or IT systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, our clients may authorize third-party technology providers to access their data. Because we do not control the transmissions between our clients and third-party technology providers, or the processing of such data by third-party technology providers, we cannot ensure the integrity or security of such transmissions or processing. Any security breach could result in a loss of confidence in the security of our services, damage our reputation, negatively impact our future sales, disrupt our business and lead to legal liability. We rely on third-party computer hardware and software that may be difficult to replace or which could cause errors or failures of our service. We rely on computer hardware purchased or leased and software licensed from third parties in order to offer our services. This hardware and software may not continue to be available at reasonable prices or on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could significantly increase our expenses and otherwise result in delays in the provision of our services until equivalent technology is either developed by us, or, if available, is identified, to our clients purchased or licensed and then integrated into our business. Any errors or defects in third-party hardware or software could result in errors or a failure of our services which could harm our business. The market for cloud-based applications may develop more slowly than we expect. Our success will depend, to a large extent, on the willingness of organizations to accept cloud-based services for applications that they view as critical to the success of their organization. Many organizations have invested substantial effort and financial resources to integrate traditional enterprise software into their organizations and may be reluctant or unwilling to switch to a different application or to migrate these applications to cloud-based services. Other factors that may affect market acceptance of our application include: • the security capabilities, reliability and availability of cloud-based services; • client concerns with entrusting a third party to store and manage their data, especially confidential or sensitive data; • our ability to minimize the time and resources required to implement our software; • our ability to maintain high levels of client satisfaction; • our ability to implement upgrades and other changes to our software without disrupting our service; • the level of customization or configuration we offer; • our ability to provide rapid response time during periods of intense activity on client websites; and • the price, performance and availability of competing products and services. The market for these services may not develop further, or may develop more slowly than we expect, either of which would harm our business.

ANNUAL REPORT 2013 65 Our business may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales. Any successful action by state, foreign or other authorities to collect additional or past sales tax could adversely harm our business. States and some local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our subscription services in various jurisdictions is unclear. We have recorded sales tax provisions of $736 thousand and $1.5 million as of December 31, 2012 and 2013, respectively, with respect to sales and use tax liabilities in various states and local jurisdictions. It is possible that we could face sales tax audits and that our liability for these taxes could exceed our estimates as state tax authorities could still assert that we are obligated to collect additional amounts as taxes from our customers and remit those taxes to those authorities. We could also be subject to audits with respect to states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes on our services in jurisdictions where we have not historically done so and do not accrue for sales taxes could result in substantial tax liabilities for past sales, discourage customers from purchasing our application or otherwise harm our business and operating results. We are in the process of filing sales tax returns in certain states within the United States as required by law for our subscription services. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the services that we provide. However, one or more states or foreign authorities could seek to impose additional sales, use or other tax collection and record-keeping obligations on us or may determine that such taxes should have, but have not been, paid by us. Liability for past taxes may also include substantial interest and penalty charges. Any successful action by state, foreign or other authorities to compel us to collect and remit sales tax, use tax or other taxes, either retroactively, prospectively or both, could adversely affect our results of operations and business. Assertions by a third party of intellectual property infringement, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses. The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent and an increasing amount of litigation based on allegations of infringement or other violations of intellectual property rights. As we continue to grow, the possibility of claim of intellectual property rights against us may increase. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Furthermore, our service agreements require us to indemnify our clients for certain third-party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling related to any such claims. These types of claims could harm our relationships with our clients, may deter future clients from subscribing to our services or could expose us to litigation for these claims. Even if we are not a party to any litigation between a client and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party. Any intellectual property rights claim against us or our clients, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management attention and financial resources. An adverse determination could prevent us from offering our suite of services to our clients and may require that we procure or develop substitute services.

DILIGENT BOARD MEMBER SERVICES, INC. 66 For any intellectual property rights claim against us or our clients, we may have to pay damages, license fees and/or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology. Such license may not be available on reasonable terms, if at all, and may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver certain products and services. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause us to alter our product and service offerings which could negatively affect our business. Our success depends in large part on our ability to protect and enforce our intellectual property rights. We rely on a combination of copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We do not have any issued patents and currently have no patent applications pending. Any patents that may be issued in the future may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any future service mark or trademark registrations will be issued for future applications or that any registered service marks or trademarks will be enforceable or provide adequate protection of our proprietary rights. We enter into agreements with our employees and contractors and agreements with parties with whom we do business to limit access to and disclosure of our proprietary information. The steps we have taken, however, may not prevent unauthorized use or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Enforcement of our intellectual property rights also depends on our successful legal actions against infringement by third parties, but these actions may not be successful, even when our rights have been infringed. Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving. Sales to clients outside the United States expose us to risks inherent in international sales. We sell our products and services throughout the world and are subject to risks and challenges associated with international business. For example, revenues from clients outside the Americas represented approximately 25% of our total revenues for the year ended December 31, 2013, and we intend to continue to expand our international sales efforts. The risks and challenges associated with sales to clients outside the United States include: • localization of our service, including translation into foreign languages and associated expenses; • laws and business practices favoring local competitors; • compliance with multiple overlapping and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations; • pressure on the creditworthiness of sovereign nations, particularly in Europe, where we have clients and maintain cash balances. Liquidity issues or political actions by sovereign nations could affect exchange rates resulting in decreased values for our cash and cash equivalents and foreign exchange losses on assets and liabilities denominated in a foreign currency; • regional data privacy laws that apply to the transmission of our clients’ data across international borders;

ANNUAL REPORT 2013 67 • treatment of revenue from international sources and changes to tax codes, including being subject to foreign tax laws and being liable for paying withholding income or other taxes in foreign jurisdictions; • foreign currency fluctuations and controls; • different pricing environments; • difficulties in staffing and managing foreign operations; • different or lesser protection of our intellectual property; • longer accounts receivable payment cycles and other collection difficulties; • natural disasters, acts of war, terrorism, pandemics or security breaches; and • regional economic and political conditions. Any of these factors could negatively impact our business and results of operations. Additionally, our international subscription fees are denominated in either in U.S. dollars or local currency. As a result, fluctuations in the value of the U.S. dollar in relation to foreign currencies may make our services more expensive for international clients, which could harm our business. Material defects or errors in the software we use to deliver our services could harm our reputation, result in significant costs to us and impair our ability to sell our services. The software applications underlying our services are inherently complex and may contain material defects or errors, particularly when first introduced or when new versions or enhancements are released. We have from time to time found defects in our services, and new errors in our existing services may be detected in the future. Any defects that cause interruptions to the availability of our services could result in: • a reduction in sales or delay in market acceptance of our services; • sales credits or refunds to our clients; • loss of existing clients and difficulty in attracting new clients; • diversion of development resources; • harm to our reputation; and • increased warranty and insurance costs. After the release of our services, defects or errors may also be identified from time to time by our internal team and by our clients. The costs incurred in correcting any material defects or errors in our services may be substantial and could harm our operating results. Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our application suite and harm our business. As Internet commerce continues to evolve, increasing regulation by federal, state or foreign governments and agencies becomes more likely. For example, we believe increased regulation is occurring in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect

DILIGENT BOARD MEMBER SERVICES, INC. 68 our clients’ ability to use and share data, potentially reducing demand for our solutions and restricting our ability to store, process and share data with our clients. Our clients can use our services to store contact and other personal or identifying information regarding their clients and contacts. Federal, state and foreign governments and agencies have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and individuals in addition to laws and regulations that impact the cross-border transfer of personal information. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our clients may limit the use and adoption of our services and reduce overall demand for it, or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause our clients’ customers to resist providing the personal data necessary to allow our clients to use our services effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our services in certain industries. In addition to government activity, privacy advocacy groups and other industry groups are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the gathering of personal information were to be curtailed in this manner, our application suite would be less effective, which may reduce demand for our services and harm our business. Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt, and the terms of our Series A preferred stock include significant consent rights. Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our corporate governance documents include provisions: • providing for a classified Board of Directors, meaning that only one-third of our Board of Directors stands for election at each annual meeting; • authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; • limiting the liability of, and providing indemnification to, our directors and officers; • limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting; • requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors; • controlling the procedures for the conduct and scheduling of board and stockholder meetings; • providing the Board of Directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings; • limiting the total number of directors on our board to seven and the filling of vacancies or newly created seats on the board to our Board of Directors then in office; and • providing that directors may be removed by stockholders only for cause.

ANNUAL REPORT 2013 69 These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management. In addition, the holders of our Series A Preferred Stock have the requisite power to significantly affect certain of our significant decisions, including the power to approve an acquisition of the Company. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without a supermajority approval of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or our amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. As an entity listed on the NZSX, the takeover provisions of the listing rules apply except for the compulsory acquisition provisions of listing rules 4.8 and 4.8.5. The takeover provisions are reflected in the Company’s amended and restated bylaws. These provisions restrict transfers of quoted equity securities to directors and associated persons of directors and those who hold non-public material information about the Company (each, an “Insider”). In summary, transfers are restricted where they would result in an Insider controlling more than 20% or more of the votes attached to the relevant class of quoted equity securities or if 20% or more votes are controlled, an increase occurring in excess of 5% over the preceding 12 months. In order for a restricted transfer to be affected the notice and pause process described in the NZSX takeover provisions must be followed. Additionally, the Company may be required to prepare an appraisal report in connection with any potential takeover by an Insider. This process may deter a change in control by an Insider and, therefore, limit the opportunity for stockholders to receive a premium for their shares of our common stock. Due to the delayed filing of our periodic reports with the SEC, we have not been in compliance with SEC periodic reporting requirements and are not currently eligible to use a registration statement on Form S-3 to register the offer and sale of securities, which may adversely affect our ability to raise future capital. As a result of the delayed filing of our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30 and September 30, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the SEC, we will not be eligible to register the offer and sale of our securities using a registration statement on Form S-3 until we have timely filed all periodic reports required under the Securities Exchange Act of 1934 for one year and there can be no assurance that we will be able to timely file such reports in the future. Should we wish to register the offer and sale of our securities to the public, our transaction costs would increase and the amount of time required to complete the transaction could increase, making it more difficult to execute any such transaction successfully and potentially harming our financial condition. Our securities are not currently traded on any United States public markets other than periodic trading on the OTCBB. Other than periodic trading on the OTCBB, there is no public market for our shares in the United States or in any other jurisdiction other than New Zealand. The trading price of our shares on the OTCBB may not accurately reflect the price or prices at which purchasers or sellers would be willing to purchase or sell our common stock in a liquid market. We have not determined whether we will seek the quotation of our shares on any national exchange in the United States. We cannot assure you that we will seek to be quoted on any national exchange in the United States or that we would meet any applicable listing requirements.

DILIGENT BOARD MEMBER SERVICES, INC. 70 Corporate governance Compliance with NZX Best Practice Code and Other Guidelines The NZSX Listing Rules require listed companies to disclose in their annual report whether and to what extent their corporate governance principles materially differ from the NZX Corporate Governance Best Practice Code. The directors do not consider that there is any such material difference. Role of the Board Except for Mr. Liptak, the Board is elected by the holders of the Company’s common stock. Mr. Liptak is appointed a director by the holders of the Company’s Series A preferred stock pursuant to the Certificate of Incorporation. The Board is responsible for the governance of Diligent, and the final body responsible for decision-making within Diligent. Corporate governance encompasses the requirement for the Board to discharge such responsibilities, to be accountable to the shareholders and other stakeholders for the performance of Diligent, to maintain ethical business practices and to ensure that Diligent is compliant with laws and standards. The Board has delegated components of its powers to subcommittees of the Board, and the day to day management of Diligent to the Chief Executive Officer. The ambit of these delegations is documented in Diligent’s Approval and Signing Authority Policy, Committee charters and by relevant minuted resolutions of the Board. The Chief Executive Officer delegates certain authorities to staff that report to him. Board Composition and Membership As of December 31, 2013, the Board was comprised of seven directors: a non-executive director Chairman, one executive director, and five independent directors. Collectively, the Board has a broad base of knowledge and experience in software development and commercialization, corporate governance, financial management, legal compliance and other expertise to meet Diligent’s objectives. The details, background and place of residence of the directors are detailed elsewhere in this report. The Chairman is elected by the Board and it is his role to manage the Board and to provide a conduit between the Board and the Chief Executive Officer. Operation of the Board The Board meets regularly on a formal, scheduled basis. In addition to these regular meetings the Board meets to address issues requiring the input of the Board on a periodic basis. The Board met 21 times in 2013. Chief Executive Officer Each year, the Compensation Committee reviews the performance of the Chief Executive Officer in connection with the approval of the Chief Executive’s compensation. Based upon this evaluation, the Compensation Committee determines and approves the Chief Executive’s compensation level, including a salary increase, annual cash bonus and equity based compensation. Independence of Directors To be “independent,” pursuant to the rules of the New Zealand Stock Exchange, a director must not be an executive officer and must not have a disqualifying relationship, which comprises any direct or indirect interest or relationship that could reasonably influence, in a material way, the director’s decision making in relation to the Company. It has been

ANNUAL REPORT 2013 71 Corporate governance cont’d determined by the Board that there is one executive director, one non-executive director and five independent directors. The executive director is also an officer of Diligent. All directors are required to immediately advise if any new relationships would interfere with such independence and so enable the Board to consider and determine the materiality of the relationship. Additionally, the Board annually assesses the independence of its directors. In this regard, Mr. Liptak has a disqualifying relationship because he is the designee of the holders of Series A preferred stock on the Board and was a substantial security holder himself during the financial year. Rotation of Directors In accordance with Diligent’s Bylaws and Certificate of Incorporation, in 2012 the Board (other than Mr. Liptak, who was elected by the holders of the Series A Preferred) was divided into three classes of directors. The initial term for Class I was one year, the initial term for Class II was two years and the initial term for Class III was three years. After the initial term, subsequent terms for each Class shall be three years. At the end of their respective term, each Class of directors must retire from office and are subject to re-appointment at the respective annual meeting. Board Committees The Board maintains three formally constituted standing Board Committees: the Audit and Compliance Committee, the Compensation Committee, and the Nominations Committee. The Stock Issuance Committee and Special Committee were disbanded during the course of the year. The functions of the Stock Issuance Committee were added to the Compensation Committee and the Special Committee was disbanded on the conclusion of its review of certain stock issuances and stock option grants to certain executives. The three Board Committees and their memberships as of December 31, 2013 are set out in the following chart: Director Membership Classification Committee Membership Compensation Audit and Nominations Compliance D. Liptak Non-Executive Director - - Chairman M. Russell Independent Director - Member Member A. Sodi Executive Director - - - J. Carrabino Independent Director - Member - M. Weldon Independent Director Member - - G. Petersen Independent Director Member Chairman Member A. L. Jones Independent Director Chairman Member - Audit and Compliance Committee The Audit and Compliance Committee is responsible for monitoring the ongoing effectiveness and implementation of compliance activities. The Audit and Compliance Committee’s responsibilities are set out in full in its charter which is available on our website: http://www.boardbooks.com/investor-relations/corporate-governance/. Membership of the

DILIGENT BOARD MEMBER SERVICES, INC. 72 Corporate governance cont’d Committee is restricted to at least three directors, all of whom shall meet independence and experience requirements in accordance with the U.S. Securities and Exchange Act of 1934 (the “Act”) and the regulations thereto, the applicable listing standards of the NASDAQ Stock Market and the listing rules of NZX. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined in the Act and its regulations, being the same member that has an accounting or financial background as required by the listing rules of NZX. The main responsibilities of the Audit and Compliance Committee are as follows: • Oversight of Financial Disclosures ° Review and discuss with management and the independent auditors the Company’s accounting policies and practices used by the Company, the accounting treatment to be applied in respect of significant new transactions or other significant events not in the ordinary course of the Company’s business and any significant changes in management’s selection or application of accounting principles; ° Review and, as pertinent, discuss with management and the independent auditor the matters required to be discussed by PCAOB Auditing Standard No. 16 – Communications with Audit Committees, relating to the conduct of the audit; ° Oversee the Company’s financial reports; ° Review and discuss with management and the independent auditor any material off-balance sheet financing and any other material financial arrangement that does not appear in the financial statements of the Company; and ° Discuss with management the Company’s earnings press releases and review financial information and earnings guidance provided to analysts and to rating agencies. • Oversight of the Independent Auditor ° Appoint, evaluate, compensate, oversee the work of, and if appropriate terminate the appointment of, the independent auditor, who shall report directly to the Committee; ° Discuss with management and the independent auditor, the responsibility of the auditor under the auditing standards of the Public Company Accounting Oversight Board (United States) with respect to the Company’s financial statements; ° On an annual basis, review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company and discuss with the independent auditor any relationships or services that may impact the objectivity and independence of the independent auditor; and ° At least annually, review a report by the independent auditor. • Oversee Attestation Engagements of Other Registered Public Accounting Firms ° Appoint, evaluate, compensate, oversee the work of, and if appropriate terminate the appointment of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services.

ANNUAL REPORT 2013 73 Corporate governance cont’d • Oversight of Internal Control and Risk Management ° Review and advise the Chief Executive Officer and the Board with respect to the appointment, dismissal and replacement of the Chief Financial Officer and Chief Accounting Officer and consult with the Chief Executive Officer and the Compensation Committee about the performance evaluation and compensation of each; ° Establish and oversee procedures for the treatment of complaints regarding financial reporting and the confidential, anonymous submission by employees of concerns relating thereto; ° Oversee management’s design and maintenance of the Company’s internal control over financial reporting and disclosure controls and procedures; and ° Review and discuss with management and the independent auditor the Company’s financial risk exposures and assess the policies and processes management has implemented to monitor and control such exposures. • Oversee Legal and Ethical Compliance ° Obtain reports from management that the Company and its subsidiaries are in conformity with applicable legal requirements and the Company’s code(s) of business conduct and ethics; ° Review material legal issues periodically with a member of management; ° Review and approve, if appropriate, transactions with interested or related parties; and ° Review at least annually with management, compliance with the Company’s code(s) of business conduct and ethics. • Report and Self-Evaluate ° Oversee the preparation of and approve all reports required or appropriate in the conduct of the Committee’s responsibilities; ° Report regularly and in a timely manner to the Board on Committee findings and recommendations; and ° Maintain open lines of communication among the Board, the independent auditor and management. Compensation Committee The Compensation Committee oversees the compensation of Diligent’s executive officers, reviews and approves the equity compensation programs and administers those programs. The Compensation Committee’s responsibilities are set out in full in its charter which is available on our website. The Compensation Committee must consist of two or more members of the Board, all of whom must meet the independence requirements of the listing standards of the NASDAQ Stock Market. They must also be “outside directors” under § 162(m) of the US Internal Revenue Code and be “non-employee directors” under Rule 16b-3 of the Act. A majority of the members of the Compensation Committee are independent directors as defined by the rules of the NZSX also qualify as “outside” directors within the meaning of the U.S. Internal Revenue Code § 162(m).

DILIGENT BOARD MEMBER SERVICES, INC. 74 Corporate governance cont’d The main responsibilities of the Compensation Committee are as follows: • Review and approve, or recommend for approval by the Board, the compensation of the Company’s Chief Executive Officer and the Company’s other executive officers; • Evaluate the CEO and oversee the evaluation of the Company’s other executive officers and other members of senior management; • Periodically review and make recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to approval by the Board; • Exercise all rights, authority and functions of the Board under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans; • When applicable, review and discuss annually with management the Company’s “Compensation Discussion and Analysis;” • When applicable, review and make a recommendation to the Board for approval the frequency with which the Company will conduct a stockholder advisory vote on executive compensation; • Review and submit the annual Compensation Committee Report required by Item 407(e)(5) of Regulation S-K; • Retain or obtain, in its sole discretion, the advice of compensation consultants, legal counsel or other advisors; • Make reports to the Board as necessary in furtherance of the fulfillment of its duties; and • Other such duties as may be delegated from time to time by the Board. Nominations Committee The Nominations Committee’s responsibilities are delegated by the Board and relate to the Director nomination process and recommending Director remuneration to the Board. The Nominations Committee’s standing responsibilities and the nature of responsibilities it may be delegated are set out in its charter. This is available on our website. A majority of the members of the Nominations Committee are independent directors as defined by the rules of the NZSX and each must be an independent director the listing standards of the NASDAQ Stock Market. Details of directors’ compensation are set out under the section heading “Directors Compensation.” The main responsibilities of the Nominations Committee are to: • Oversee the Company’s policies for identifying and nominating qualified candidates for the Board; • Identify, screen and review individuals qualified to serve as directors, consistent with qualifications or criteria approved by the Board; • Review annually with the Board the composition of the Board as a whole; • Review annually the relationships between directors, the Company and members of management and recommend to the Board whether each director qualifies as “independent” under the Board’s definition of “independence” and the NASDAQ Rules and the NZSX Rules; • Review periodically the size of the Board and recommend to the Board any appropriate changes;

ANNUAL REPORT 2013 75 Corporate governance cont’d • Develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and oversee the conduct of this annual evaluation; • Review the Board’s committee structure and composition and make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually; • Review and recommend to the Board for approval any changes in the compensation of directors; • Review and discuss with management the disclosure regarding the operations of the Committee and director independence, and to recommend that this disclosure be, included in the Company’s proxy statement or annual report on Form 10-K, as applicable; • Develop and oversee a Company orientation program for new directors and a continuing education program for current directors; and • Make reports to the Board as necessary in furtherance of the fulfillment of its duties. Attendance of Meetings Board 15-Jan Feb 13-14 18-Feb 19-Feb* 20-Feb* 21-Feb* 28-Feb* 12-Mar 15-Mar 16-Mar* 3-Apr Bettle . . . . . . . . . . Carrabino, Jr. . . . . . . . . . . . Jones Liptak . . . . . . . . . . Petersen Russell . . . . . . . . . . . Sodi . . . . . . . . . . Weldon . . . . . . . . .

DILIGENT BOARD MEMBER SERVICES, INC. 76 Corporate governance cont’d 12-Apr 26-Apr 3-May 14-May 10-Jun 24-Jun 10-Jul 12-Sep 6-Nov Dec 2-3 Bettle . . . . . Carrabino, Jr. . . . . . . . Jones . . Liptak . . . . . . . . . . Petersen . . . . . . . . . . Russell . . . . . . . . . Sodi . . . . . . . . . . Weldon . . . . . . . . . * Joint meeting with Audit & Compliance Committee (total of 5) • Mr. Petersen was appointed as a Director on April 3, 2013 and was elected as a Director at the Annual General Meeting on June 25, 2013 • Mr. Bettle resigned as a Director on June 18, 2013 • Mr. Jones was appointed as a Director on November 6, 2013 Audit & Compliance 19-Feb* 20-Feb* 21-Feb* 25-Feb 26-Feb 27-Feb 28-Feb* 11-Mar 14-Mar 16-Mar* 3-Apr Bettle . . . . . . . . Carrabino, Jr. . . . . . . . . . . . Jones Petersen Russell . . . . . . . . . . . Weldon . . . . . . . . . .

ANNUAL REPORT 2013 77 Corporate governance cont’d 8-May 23-May 19-Jun 21-Jun 2-Jul 18-Jul 26-Jul 5-Aug 13-Aug 5-Sep 27-Sep Bettle Carrabino, Jr. . . . . . . . . . . . Jones Petersen . . . . . . . . . . . Russell . . . . . . . . . . . Weldon 7-Oct 14-Oct 4-Nov 11-Nov 13-Nov 20-Nov 3-Dec 17-Dec Bettle Carrabino, Jr. . . . . . . . . Jones . . . . . Petersen . . . . . . . . Russell . . . . . . . . Weldon . * Joint meeting with the Board (total of 5) • Mr. Petersen was appointed as a member of the Audit Committee on April 3, 2013 • Mr. Bettle resigned from the Audit Committee on April 3, 2013 and as a Director on June 18, 2013 • Mr. Jones was appointed as a member of the Audit Committee on November 6, 2013 • Mr. Weldon was no longer a member of the Audit Committee after April 3, 2013 Compensation 23-Apr 2-May 3-May 14-May 10-Jun 2-Dec 9-Dec 23-Dec Carrabino, Jr. . . . Jones . . . Petersen . . . . . . . . Weldon . . . . . . . .

Corporate governance cont'd

- Mr. Jones was appointed as a member and the Chairman of the Compensation Committee on November 6, 2013
- Mr. Carrabino was no longer a member of the Compensation Committee after November 6, 2013

Nominations

	3-Apr	16-Apr	2-May	31-Oct
Bettle	✓	✓	✓	
Carrabino, Jr.	✓			
Liptak	✓	✓	✓	✓
Petersen				✓
Russell	✓	✓	✓	✓
Weldon	✓			

- Mr. Bettle resigned as a Director on June 18, 2013
- Mr. Petersen was appointed as a member of the Nominations Committee on September 12, 2013
- Mr. Carrabino was no longer a member of the Nominations Committee after April 3, 2013
- Mr. Weldon was no longer a member of the Nominations Committee after April 3, 2013

Gender Diversity

The following table represents the gender diversity of the Board of Directors and Senior Management (or Officers) of Diligent as of December 31, 2013 and December 31, 2012.

	As of December 31, 2013		As of December 31, 2012	
Directors	Number	%	Number	%
Female	0	0%	0	0%
Male	7	100%	6	100%
Subtotal	7	100%	6	100%
Senior Management[1]				
Female	3	27%	3	27%
Male	8	73%	8	73%
Subtotal	11	100%	11	100%
Total	18	17%	17	18%

(1) These are persons who have been determined to be officers for the purpose of the NZSX Listing Rules.

78 DILIGENT BOARD MEMBER SERVICES, INC.

ANNUAL REPORT 2013 79 Corporate governance cont’d Code of Ethics Diligent expects all its employees and directors to maintain the highest ethical standards as set out in our Code of Conduct, available on our website: http://www.boardbooks.com/uploads/code_of_conduct.pdf. The directors support the principles set out in the “Codes of Practice for Directors” issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability. Conflicts of Interest The directors support the principles set out in the “Codes of Practice for Directors” issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability. Diligent’s Code of Conduct sets out our conflicts policy. Fraud Policy The Company has adopted a formal fraud policy. The purpose of this policy is to prohibit dishonest and/or fraudulent activity and to establish procedures for reporting fraudulent activities to Company management. The policy also details responsibility and assignment of Company controls and investigations relating to fraud. The policy is available on the Company’s website. Whistleblower Policy The Company has adopted a whistleblower policy and hotline, through which employees at all levels can anonymously submit information or express concerns regarding accounting, financial reporting or other matters regarding compliance. Securities Trading Policy The Company has adopted a formal Securities Trading Policy (Policy) to assist with compliance in relation to insider trading prohibitions under New Zealand and United States insider trading laws. The Policy restricts employees and directors and their family members or other related parties trading in a number of ways including as set out below: • Transactions in the Company’s securities are only allowed during the 30 day period following two days after publication with the New Zealand Stock Exchange of the Company’s Quarterly Sales Announcement or Half Year Report, as applicable, so long as the General Counsel or Associate General Counsel has determined that all material non-public information relating to the Company’s financial results has been disclosed in such reports and no other material non-public information exists at such time. Further, even during this period, pre-clearance of a trade is required from the General Counsel or Associate General Counsel. All other time periods are ‘black out’ periods. • If a director or employee (or their related parties) wishes to trade securities in a black out period, that person must first apply in writing, and obtain in writing, consent from the General Counsel or Associate General Counsel.

DILIGENT BOARD MEMBER SERVICES, INC. 80 Corporate governance cont’d • Unless prior written approval is obtained from the General Counsel or Associate General Counsel no director or employee (or their related parties) may engage in short term trading, short sales, options trading, trading on margin or hedging. • The Policy also sets out how participants in the Company’s Incentive Plan may exercise their rights under those plans e.g. exercise of options, consistently with the Policy. Adherence to the Policy is reinforced through requiring each director and employee to sign an acknowledgement and certification that they agree to be governed by the Policy at all times in connection with the purchase and sale of securities. Audit Governance and Independence In 2008 the Company’s registration with the US Securities and Exchange Commission became effective and the Company’s reporting requirements include an audit by a Public Company Accounting Oversight Board (PCAOB) registered independent public accounting firm. In order to meet these requirements, the Board approved the appointment of Deloitte & Touche LLP. The Audit and Compliance Committee of the Board has set the remuneration of the auditors. The work of the auditors is limited to tax, audit and related work only and Diligent is committed to auditor independence. The Board, through the Audit and Compliance Committee, annually reviews the independence and objectivity of the auditors. No managers, partners or directors of the auditor hold shares in Diligent. In addition, the lead audit partner must rotate after a maximum of five years, and the auditor must confirm annually its commitment to strict procedures to ensure independence. Representatives of Diligent’s auditors are invited to the Annual Meeting. Reporting and Disclosure Annual and Interim Reports are prepared in accordance with the requirements of the NZSX Listing Rules subject to any waivers received from NZSX. The annual report is available online at the website www.boardbooks.com. Treasury Policy Diligent’s Treasury policies conservatively manage interest rate, foreign exchange and counterparty risk. Investment activities that are purely speculative are prohibited. In order to minimize credit and market risk, the Company has invested $27.5 million of its cash in short-term U.S. treasury instruments, through the direct purchase of treasury bills and through a U.S. treasury money market fund. In addition, the Company invested $12.5 million in U.S. treasury instruments with a maturity greater the 90 days. The remainder of our cash is held in various financial institutions by the parent Company and its subsidiaries based on our projected cash needs. To minimize our foreign currency exposure, we maintain funds in foreign currency bank accounts, based on projected foreign currency expenditures. A policy of delegated authorities and internal controls insures compliance and oversight.

ANNUAL REPORT 2013 81 Statutory information Directors’ relevant interest Directors’ relevant interest in Diligent common shares as of December 31, 2013 were as follows. Shares Share holding as a % of total shares J. Carrabino 4,983 0.01 A. L. Jones 0 0 D. Liptak(1) 4,172,403 4.98 G. Petersen 0 0 M. Russell 85,957 0.10 A. Sodi(2) 2,167,915 2.59 M. Weldon 75,000 0.09 Based on 83,776,155 shares (1) In addition to the common shares listed above, D. Liptak has a relevant interest in 21,778,082 redeemable preference shares as of December 31, 2013. (2) In addition to the common shares listed above, A. Sodi has 2,900,000 shares subject to options currently exercisable (800,000 shares subject to options exercisable as of August 20, 2010; 1,600,000 shares subject to options exercisable as of December 31, 2013; 378,049 shares subject to options exercisable as of June 28, 2013; and 121,951 shares subject to options exercisable as of January 1, 2014); and 62,500 shares of common stock subject to performance share units only if certain annual performance targets are achieved, the first of four equal installments annually beginning March 31, 2014 as of December 31, 2013. Directors’ dealings in shares The following table summarizes the directors’ share dealings in Diligent for the year ended December 31, 2013. Shares Held Shares Shares Date of Transaction Consideration Shares Held 31 Dec 2012 Acquired Disposed (NZT) (US unless 31 Dec 2013 otherwise stated) D. Liptak 4,172,403 4,172,403 M. Russell 85,957 85,957 A. Sodi 2,167,915 2,167,915 M. Weldon 75,000 75,000 J. Carrabino 4,983 4,983 G. Petersen 0 0 A. L. Jones 0 0 Based on 83,776,155 shares Directors’ indemnity and insurance Diligent has directors’ and officers’ liability insurance cover to the sum of $30,000,000 in the aggregate. The cover includes employment practices and securities liability. Loans to Affiliate See Footnote 9 to Consolidated Financial Statements. Related Party Transactions See Footnote 9 to Consolidated Financial Statements.

Statutory information cont'd

Subsidiary Companies

Diligent Board Member Services, Inc. had five subsidiary companies operational in the financial year to December, 31 2013.

Other than Charles Vowell, who received AUD 6,000 in FY12 in his capacity as a Director of Diligent Board Services Australia Pty. Ltd. and Alastair Percival who received AUD 2,500 in FY13 in his capacity as a Director of Diligent Board Services Australia Pty. Ltd., no Director of any of Diligent subsidiaries received additional remuneration or benefits in their directorships.

Other than Mr. Percival, no employee appointed as a director of Diligent or its subsidiaries receives, or retains any remuneration or other benefits, as a director. The remuneration and other benefits of such employees, received as employees, excluding employee/directors, are included in the relevant bandings for remuneration disclosed previously under Employee compensation.

The following persons respectively held office as directors of subsidiary companies at the end of the year, December 31, 2013.

Subsidiary	Directors
Diligent Board Member Services NZ Ltd	D. Grundy, M. Russell
Diligent Boardbooks Limited	A. Sodi
Diligent APAC Board Services Pte Ltd	A. Sodi, E. Hamzah, D. Liptak
Diligent Board Services Australia Pty Ltd	A. Percival, S. Ruse, A. Sodi
Diligent APAC Limited	A. Sodi, D. Liptak

Directors' Compensation

The following table provides each element of compensation paid or granted to each director for service rendered during the year ended December 31, 2013.

Director	Fees earned or paid in cash[1]	Stock/Option Awards[3]	All other Compensation[2]	Total
J. Carrabino	$ 137,489	$ 80,000	$ -	$ 217,489
A. L. Jones	10,272	12,274		22,546
D. Liptak	-	-	-	-
G. Petersen	51,910	59,836		111,746
M. Russell	66,859	80,000	-	146,859
A. Sodi	-	-	797,015	797,015
M. Weldon	132,625	80,000	-	212,625

(1) The amounts shown represent fees in US Dollars. Directors fees are based on $US, however, Messrs. Russell and Weldon were paid in New Zealand Dollars.
(2) Includes salary, bonus, 401K contributions and health benefits for A. Sodi.
(3) The stock awards were earned by the independent directors during the year ended December 31, 2013, but the common stock the subject of those awards was not issued until March 13, 2014.

We do not pay directors' fees to employee directors and do not intend to in the foreseeable future. The directors are also entitled to be paid for all reasonable travel, accommodation and other expenses incurred by them in connection with their attendance at board or stockholder meetings, or otherwise in connection with our business.

82 DILIGENT BOARD MEMBER SERVICES, INC.

ANNUAL REPORT 2013 83 Statutory information cont’d Employee compensation On December, 31 2013 Diligent had 182 employees, who were located in the United States, New Zealand, the United Kingdom, Australia, Singapore, Canada, the Netherlands and Hong Kong. The Board, with advice from the Compensation Committee, establishes remuneration policies and this is implemented by operational managers. Grouped below are the numbers of employees or former employees of Diligent and its subsidiaries (excluding Company directors whose remuneration and benefits are disclosed elsewhere) who received compensation and other benefits in their capacity as employees, totalling $50,000 or more as an employment package during the twelve month period to December 31, 2013. Executive remuneration includes all salary and bonuses, share based compensation and any other sundry benefits received in their capacity as employees. Compensation No. of employees ranges $USD(000) 2013 Less than 50 63 50 – 60 13 60 – 70 14 70 – 80 20 80 – 90 15 90 – 100 14 100 – 110 6 110 – 120 7 120 – 130 6 130 – 140 5 140 – 150 6 150 – 160 4 160 – 170 5 170 – 180 4 190 – 200 5 200 – 210 2 210 – 220 3 220 – 230 1 250 – 260 4 280 – 290 3 310 – 320 4 340 – 350 2 390 – 400 2 470 – 480 1 490 – 500 1 780 – 790 1

Statutory information cont'd

Audit Fees

The following shows fees billed for audit and other services provided by Deloitte & Touche LLP and Holtz Rubenstein Reminick LLP during the year:

Audit and Audit Related Fees[1]	$	304,330
Tax Fees[2]	$	64,499
All Other Fees[3]	$	349,331
Total Fees	$	718,160

(1) Audit Fees for Holtz Rubenstein Reminick LLP represent fees for professional services provided in connection with the audit of our consolidated financial statements for the period ended December 31, 2012, including services rendered in connection with statutory or regulatory filings. The Audit Fees for Deloitte & Touche LLP represent fees in connection with the audit of our consolidated financial statements for the period ended December 31, 2013; and the reviews of our consolidated financial statements for the periods ended September 30, 2013; June 30, 2013; and March 31, 2013; with additional fees to be billed in 2014 as the services are performed.

(2) Tax Fees consist of fees billed for professional services for tax advice and tax planning.

(3) All Other Fees are associated with the re-audit for the years ended 2012, 2011 and 2010 and the review of the three months ended March 31, 2013 and out of pocket expenses.

Donations

Diligent made donations of $8,305 during the year.

Current NZSX Waivers

Diligent obtained several waivers from various NZSX Listing Rules that relate to where listing rules are directly inconsistent with Delaware and United States federal law. The waivers were granted 6 November 2007.

Waivers were granted from Listing Rules 3.1.1 (c), (d) and (e) where compliance with these rules would be directly inconsistent with, as applicable, Delaware laws, US federal laws, Diligent's Certificate of Incorporation or Bylaws, or other applicable US laws.

Waivers were granted from Listing Rules 4.8 and 4.8.5 as they are inconsistent with Delaware laws and US takeovers laws.

On June 5, 2013, the Company was granted a waiver form Listing Rule 7.3.2(a). The waiver was granted to allow the allotment to the CEO of shares under Performance Share Units after the expiry of 36 months from the date of the shareholders' resolution approving their issue.

Details of the waivers are available for viewing under the DIL code on the NZX website.

Exercise of NZX Powers

As disclosed to the market on 6 September 2013, the Company was referred to the New Zealand Markets Disciplinary Tribunal (Tribunal) in respect of the breach of certain of the NZSX Listing Rules. The Tribunal determined that public censure of the Company, a fine of NZD 15,000, payment of the Tribunal's costs and payment of NZD 3,840 towards the

84 DILIGENT BOARD MEMBER SERVICES, INC.

ANNUAL REPORT 2013 85 Statutory information cont’d costs of NZX Regulation were appropriate. However, the Tribunal also noted in its public announcement that it took the following into consideration in reaching its determination: • The Company self-reported the majority of the breaches and was at all times cooperative with NZX’s investigation. • The Company took steps to address the breaches including, where appropriate, obtaining shareholder approval to ratify actions and implement replacement arrangements • The Company also took steps to improve its internal processes in relation to compliance and has, among other things, retained a new Chief Financial Officer and a new General Counsel with public company and compliance experience. Credit Rating Diligent has no credit rating. Supplemental Information GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules. Diligent is providing as supplemental information that the Net Tangible Assets as of December 31, 2013 and 2012 are $US0.21 and $US0.14 per share, respectively.

DILIGENT BOARD MEMBER SERVICES, INC. 86 Market and shareholder information Market Information On December 12, 2007, we completed a public share offering of 24,000,000 shares of our common stock in conjunction with our listing of our stock on the New Zealand Stock Exchange. Our common stock currently trades on the New Zealand Stock Exchange under the symbol “DIL.” Our common stock also trades periodically on the Over-the-Counter Bulletin Board (OTCBB) under the symbol “DLBDF.” Trading in stocks quoted on the OTCBB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. OTCBB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. The following table shows the high and low closing sales prices for our common stock on the New Zealand Stock Exchange in New Zealand dollars. Closing Price of Common Stock (NZD) Period High Low 2012 — 1st Quarter 3.20 1.89 2012 — 2nd Quarter 3.72 3.24 2012 — 3rd Quarter 4.02 3.70 2012 — 4th Quarter 5.53 3.63 2013 — 1st Quarter 6.32 5.20 2013 — 2nd Quarter 8.20 6.24 2013 — 3rd Quarter 6.90 4.69 2013 — 4th Quarter 5.75 3.15 Holders As of April 9, 2014, there are 2,890 holders on record of our common stock. Dividends We have not paid any dividends on our common stock within the past two fiscal years or during the current fiscal year. The Company declared a cash dividend of US$0.011 per share on its Series A Preferred Stock for the fiscal years ending December 31, 2013 and December 31, 2012 (being US$ 359,338 in total each year). However, in each such fiscal year Spring Street Partners LP has waived its right to the dividend which amounts to US $239,557. The record date and the date on which the dividend was payable for the year ended December 31, 2013 was January 3, 2013; and was January 4, 2012 for the year ended December, 31 2012.

Market and shareholder information cont'd

Twenty Largest Registered Shareholders as of April 9, 2014

The information in the disclosures below has been taken from Diligent's share register as of April 9, 2014

Rank	Investor	Total Units	Issued Capital %
1	Accident Compensation Corporation	7,806,929	9.02
2	HSBC Nominees (New Zealand) Limited	6,968,050	8.05
3	Spring Street Partners Lp	5,950,307	6.88
4	Citibank Nominees (Nz) Ltd	4,979,110	5.75
5	JPMORGAN Chase Bank	3,763,399	4.35
6	Carroll Capital Holdings Llc	3,389,763	3.92
7	Hwm (Nz) Holdings Limited	2,750,000	3.18
8	Tea Custodians Limited	2,493,466	2.88
9	Alessandro Sodi	2,167,915	2.51
10	Cogent Nominees Limited	2,023,153	2.34
11	HSBC Nominees (New Zealand) Limited	1,786,588	2.06
12	Sharon Daniels	1,775,225	2.05
13	Leveraged Equities Finance Limited	1,581,107	1.83
14	Pat Redpath O`Connor & Kay O`Connor & Robert Norman Burnes	1,533,014	1.77
15	Corcoran Consulting Llc	1,433,634	1.66
16	Hwm (Nz) Holdings Limited	1,265,262	1.46
17	National Nominees New Zealand Limited	1,169,615	1.35
18	Etta Brandman Klaristenfeld & Janet Egli Taylor	1,020,000	1.18
19	Elizabeth Carroll	1,000,000	1.16
20	Templar Investments Limited	927,800	1.07
	Total	55,784,337	64.47

Based on 86,529,775 shares

ANNUAL REPORT 2013

87

Market and shareholder information cont'd

Redeemable Preferred Stock

Series A Preferred Stock Shareholders as of April 9, 2014

Shareholder	Total Shares	% of Preference Shares
Spring Street Partners LP[1]	20,000,000	66.666
Carroll Capital Holdings LLC	10,000,000	33.334
Total	30,000,000	100.0

(1) D. Liptak has a relevant interest in the above preference shares held in the name Spring Street Partners LP.

Distribution of shareholders as of April 9, 2014

Size of Shareholding	Shareholders		Shares	
Ordinary Shares	Number	%	Total Units	%
1 – 1000	963	33.3	583,405	0.7
1001 – 5000	1,161	40.2	3,161,349	3.7
5001 – 10,000	349	12.1	2,770,413	3.2
10,001 – 50,000	304	10.5	6,498,723	7.5
50,001 – 100,000	49	1.7	3,597,232	4.1
100,001 and over	64	2.2	69,918,653	80.8
Total	2,890	100.0	86,529,775	100.0

Substantial security holders

The following information is given in accordance with Section 35F of the Securities Markets Act 1988. According to notices received, the following persons were substantial security holders in Diligent as of April 9, 2014.

The total number of ordinary shares on issue as of April 9, 2014 was 86,529,775 shares.

	Date of notice	Relevant interest
Accident Compensation Corporation	24 January 2014	7,127,653
Wasatch Advisors, Inc.	29 May 2013	6,279,960
Wasatch International Growth Fund[1]	1 April 2014	4,379,359
Spring Street Partners LP[2]	7 March 2014	5,950,307

(1) The common stock held in the name of Wasatch International Growth Fund also forms part of Wasatch Advisors, Inc.'s holding for the purposes of the Securities Markets Act 1988.

(2) D. Liptak has a relevant interest in the above common stock held in the name Spring Street Partners LP.

88 DILIGENT BOARD MEMBER SERVICES, INC.

ANNUAL REPORT 2013 89 Market and shareholder information cont’d Directors Statement The Annual Report is dated April 29, 2014 and is signed on behalf of the Board by: GREG B. PETERSEN MARK RUSSELL Director Director Diligent Board Member Services, Inc. Diligent Board Member Services, Inc.

DILIGENT BOARD MEMBER SERVICES, INC. 90 REGISTERED OFFICE 1385 Broadway, 19th Floor New York, NY 10018 United States of America Tel: +1 212 741 8181 DIRECTORS JOSEPH D. CARRABINO, JR. (New York, USA) DAVID LIPTAK (New York, USA) MARK RUSSELL (Christchurch, NZ) ALEX SODI (New York, USA) MARK WELDON (Cromwell, NZ) GREG PETERSEN (Austin, USA) LARRY JONES (Boulder, USA) SENIOR MANAGEMENT ALESSANDRO SODI (Chief Executive Officer) CARL BLANDINO (Chief Financial Officer) TOM TARTARO (General Counsel, Corporate Secretary) MICHAEL FLICKMAN (Chief Technology Officer) JEFF HILK (Executive VP, Director of Client Services) SUSANNA PARRY-HOEY (Chief Marketing Officer) SONYA JOYCE (Director of Investor Relations) DAVE GRUNDY (CFO NZ) JEFFRY POWELL (Executive VP, North America Sales) CHARLIE HORRELL (Managing Director, EMEA Sales) AL PERCIVAL (Managing Director, Australia and New Zealand) ESLINDA HAMZAH (Managing Director, Asia Pacific Sales) Places of Business AMERICAS United States (Corporate HQ) 1385 Broadway, 19th Floor New York NY 10018 Canada 2001 University Street, Suite 1700 Montreal, PQ H3A 2A6 Phone: +1 877 434 5443 EMEA United Kingdom Lyric House, 3rd Floor 149 Hammersmith Road London W140QL Phone: +44 800 234 6580 ASIA PACIFIC New Zealand Level 1, 49 Carlyle Street Christchurch New Zealand Phone: 0800 434 5443 Australia Suite 706, Level 7 50 Clarence Street Sydney NSW2000 Phone: 1800 646 207 Singapore One Raffles Quay North Tower Level 25 Singapore 048583 Phone: +65 6622 5874 Hong Kong Level 8, Exchange Square 8 Connaught Place Central, Hong Kong Phone: +852 2297 2254 Directory

ANNUAL REPORT 2013 91 Legal Advisors New Zealand Minter Ellison Rudd Watts, Auckland, New Zealand United States of America Lowenstein Sandler, New York, USA Auditor Deloitte & Touche LLP, New York, USA Bankers HSBC New York, United States of America ANZ Banking Group NZ Limited Christchurch, New Zealand Hong Kong and Shanghai Banking Corporation Limited Christchurch, New Zealand Web Address www.boardbooks.com Investor Relations Phone: +64 4 894 6912 Email: sjoyce@boardbooks.com Website: www.boardbooks.com/investor-relations Share Registrar Link Market Services Limited Level 16, Brookfield House 19 Victoria Street West, Auckland PO Box 91976 Auckland, 1030 Investor Enquiries: +64 9 375 5998 Fax: + 64 9 375 5990 Email: enquiries@linkmarketservices.co.nz Website: www.linkmarketservices.com Directory cont’d

ANNUAL REPORT 2013 2014 Reporting Calendar February 2013 Preliminary Full Year Results Announcement May Mailing of Annual Report for 2013 June Annual Meeting held in NZ June 30 Half Year August 2014 Half Year Results Announcement August Mailing of Half Year Report December 31 End of Financial Year Directory cont’d

0800 434 5443 info@boardbooks.com www.boardbooks.co.nz